Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ASSURANT, INC.,

TWG HOLDINGS LIMITED,

TWG RE, LTD.

and

ARBOR MERGER SUB, INC.

Dated as of October 17, 2017

i

Index of Exhibits and Schedules

Exhibit A	Description of Reorganization
Exhibit B	Form of Shareholder Rights Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Bye-Laws of Parent
Exhibit E	Form of Certificate of Incorporation of Surviving Corporation
Exhibit F	Form of Bylaws of Surviving Corporation
Exhibit G	Form of Redemption Consideration Note
Exhibit H	Form of Parent and Merger Sub Closing Certificate

Schedule 6.01(e)	Required Approvals
Schedule 6.01(g)	Foreign Antitrust Approvals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 17, 2017, is by and among Assurant, Inc., a Delaware corporation (the “Company”), TWG Holdings Limited, a Bermuda limited company (“Parent”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), and Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub” and, together with Parent and TWG Re, the “TWG Parties”).

WHEREAS, this Agreement contemplates a transaction in which Parent will acquire the Company pursuant to a merger (the “Merger”) of Merger Sub, a direct wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger, and pursuant to which, at the Effective Time, each common share, par value $0.01 per share, of the Company (“Company Common Share”) issued and outstanding immediately prior to the Effective Time, other than Company Common Shares owned or held by Parent or the Company or their respective Subsidiaries, will be converted into one (1) ordinary share, par value $0.01 per share, of Parent (“Parent Ordinary Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent and its shareholders will effect a reorganization (the “Reorganization”) of Parent as described on Exhibit A attached hereto;

WHEREAS, the board of directors of the Company has unanimously approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and has unanimously resolved to submit this Agreement to the holders of Company Common Shares and recommend the adoption of this Agreement by such holders of Company Common Shares;

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Parent has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Reorganization, and (ii) resolved to submit this Agreement to the holder of all of the Parent Class A Shares for its adoption;

WHEREAS, the holder of all of the Parent Class A Shares has executed and delivered written resolutions adopting this Agreement and approving the Merger, the Reorganization and the other transactions contemplated hereby (the “Parent Shareholder Approval”);

WHEREAS, the board of directors of TWG Re has approved this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the holder of all of the TWG Re Class A Shares has executed and delivered written resolutions adopting this Agreement and approving the Reorganization and the other transactions contemplated hereby (the “TWG Re Shareholder Approval”);

WHEREAS, Parent, as Merger Sub’s sole stockholder, has executed a written consent adopting this Agreement and approving the Merger and the other transactions contemplated hereby;

WHEREAS, the parties hereto desire to make the representations, warranties, covenants, and agreements specified in this Agreement in connection with the transactions contemplated by this Agreement; and

WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, Parent and the TPG Shareholders will enter into (a) a shareholder rights agreement, in substantially the form attached hereto as Exhibit B (the “Shareholder Rights Agreement”), and (b) a registration rights agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware. References to the “Company” in this Agreement shall mean and refer to the “Surviving Corporation” following the Effective Time. The name of the Surviving Corporation shall be “Assurant, Inc.”.

Section 1.02. The Effective Time. Unless this Agreement is terminated prior to the Closing in accordance with Article VII, on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

Section 1.03. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub, to the fullest extent provided under the DGCL.

Section 1.04. Organizational Documents of Parent and the Surviving Corporation.

(a) From and after the Effective Time, the memorandum of association of Parent shall be the memorandum of association of Parent as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law; provided that Parent shall make any filings reasonably requested by the Company to comply with Section 5.14. From and after the Effective Time, the Parent Bye-Laws shall be amended and restated in their entirety such that, immediately following the Effective Time, Parent’s bye-laws shall be substantially identical to the form attached hereto as Exhibit D, as adjusted, if applicable, to reflect the form approved by the stockholders of the Company (the “Amended Parent Bye-Laws”) and as so amended and restated shall be the bye-laws of Parent until thereafter changed or amended as provided therein or permitted by applicable Law.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time, such that the certificate of incorporation and bylaws of the Surviving Corporation immediately following the Effective Time shall be substantially identical to the forms attached hereto as Exhibit E and Exhibit F, respectively, and as so amended and restated shall be the certificate of incorporation and bylaws, as applicable, of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law.

Section 1.05. Directors and Officers.

(a) The parties shall take all actions necessary, proper or advisable to cause (i) the size of the board of directors of Parent to consist of fifteen (15) members as of the Effective Time, (ii) the board of directors and officers of Parent to consist as of the Effective Time of (x) the directors and officers of the Company as of immediately prior to the Effective Time and (y) the Initial TPG Directors (as defined in the Shareholder Rights Agreement), each to hold office in accordance with the Shareholder Rights Agreement, the memorandum of association and the Amended Parent Bye-Laws until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal, and (iii) the initial directors and officers of the Surviving Corporation as of the Effective Time to be the individuals identified by the Company prior to the Effective Time, each to hold such office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) Parent shall deliver to the Company letters of resignation, effective as of the Closing, of all directors and officers of Parent and, to the extent requested by the Company within a reasonable period of time prior to the Closing Date, each of Parent’s Subsidiaries from their respective positions as directors and officers thereof.

Section 1.06. Closing.

(a) Unless this Agreement is terminated in accordance with Article VII, the consummation of the Merger (the “Closing”) shall take place at the offices of Willkie Farr &

Gallagher LLP in New York, New York at 10:00 a.m. local time on the tenth (10th) Business Day immediately following the satisfaction or waiver (to the extent permitted by applicable Laws) of the conditions set forth in Article VI (other than any such conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver (to the extent permitted by applicable Law) thereof at the Closing), or at such other place and time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is the “Closing Date”.

(b) At the Closing, the Company shall deliver to Parent and the TPG Shareholders, counterpart signature pages, executed on behalf of Parent by any individual who, following the Effective Time, will be an authorized officer of Parent, to (i) the Shareholder Rights Agreement and (ii) the Registration Rights Agreement, in each case, to be effective automatically immediately following the Effective Time.

(c) At the Closing, Parent shall deliver to the Company, counterpart signature pages, executed on behalf of the TPG Shareholders, to (i) the Shareholder Rights Agreement and (ii) the Registration Rights Agreement, in each case, to be effective automatically immediately following the Effective Time.

ARTICLE II

Effect on Share Capital; Merger Consideration

Section 2.01. Conversion of Securities. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of Company Common Shares, any common shares, par value $0.01 per share, of Merger Sub (“Merger Sub Shares”) or any Parent Shares:

(a) Share Capital of Merger Sub. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Company Shares. All issued Company Common Shares that are owned by the Company as treasury stock and any Company Common Shares issued and outstanding immediately prior to the Effective Time owned by Parent, TWG Re, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist without payment of any consideration in exchange therefor or with respect thereto.

(c) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares cancelled pursuant to Section 2.01(b)) shall automatically be cancelled and converted into and shall thereafter represent the right of the holder thereof to receive, without interest, in accordance with Section 2.02, one (1) validly issued, fully paid and non-assessable Parent Ordinary Share (the “Merger Consideration”). As of the Effective Time, each Company Common Share shall cease to exist and shall no longer be outstanding and automatically shall be canceled, and each holder of Company Common Shares that are not represented by certificates (“Book-Entry Shares”), and each holder of one or more certificates representing any Company Common Shares (“Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to the number of Company Common Shares held by such holder, along with any dividends or other distributions to which holders of Certificates or Book-Entry Shares become entitled pursuant to Section 2.05.

Section 2.02. Exchange Fund.

(a) Exchange Agent. Prior to the Closing Date, Parent and the Company shall jointly designate a bank or trust company to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, the Company and Parent shall, prior to the Closing Date, enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Merger Sub or Parent shall deposit or cause to be deposited in trust for the benefit of holders of Company Common Shares, for exchange in accordance with Section 2.01, with the Exchange Agent certificates or, at the Company’s option, shares in book-entry form, representing a number of Parent Ordinary Shares equal to the aggregate Merger Consideration (such Parent Ordinary Shares so deposited, the “Exchange Fund”). Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.05. Pending its disbursement in accordance with this Section 2.02, any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Parent shall promptly replace or restore, or shall cause the Surviving Corporation promptly to replace or restore, the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of any dividends and other distributions pursuant to Section 2.05. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any former holder of Company Common Shares to receive the Merger Consideration pertaining thereto as provided herein.

(b) Payment of Merger Consideration. As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Exchange Agent to mail to each holder of any Company Common Shares as of the Effective Time (a) a letter of transmittal in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) (which shall specify that delivery of a Certificate or Book-Entry Share shall be effected, and risk of loss and title to the Company Common Shares represented thereby shall pass, only upon delivery of such Certificate or Book-Entry Share to the Exchange Agent), together with instructions thereto for use in effecting the delivery of such Letter of Transmittal in exchange for the right to receive Merger Consideration pursuant to the terms of this Agreement, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger

Consideration to which they are entitled pursuant to this Article II. From and after the Effective Time, upon the completion of such applicable procedures by a holder of any Company Common Shares, including delivery of a duly and validly executed Letter of Transmittal fully completed in accordance with the instructions thereto, and the surrender of such holder’s Certificates or Book-Entry Shares (or affidavits in accordance with Section 2.02(d)), the Exchange Agent shall deliver from the Exchange Fund to such holder the Merger Consideration payable pursuant to the terms of this Agreement consisting of a certificate or book-entry evidence, in each case, representing that number of whole Parent Ordinary Shares that such holder of Company Common Shares has the right to receive in respect of the Company Common Shares represented thereby, and any surrendered Certificates shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall properly be endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of the Company that such Tax either has been paid or is not applicable. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until satisfaction of the applicable procedures contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or shall accrue on any cash payable pursuant to this Section 2.02(b).

(c) Transfer Books; No Further Ownership Rights in Company Common Shares. The Merger Consideration paid in respect of each Company Common Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares previously represented by such Certificates or Book-Entry Shares. At the Effective Time, the share transfer books of the Surviving Corporation shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. Subject to Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Exchange Agent and that have not been disbursed to former holders of Company Common Shares, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims of the Merger Consideration and any dividends or distributions pertaining to their former Company Common Shares pursuant to this Article II. Any amounts remaining unclaimed by such holders at later of (i) five (5) years after the Closing Date or (ii) the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Exchange Agent shall be liable to any Person for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(h) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.03. Company Equity Awards.

(a) Company Equity Awards. Each Company Equity Award that is outstanding immediately prior to the Effective Time shall be assumed and converted automatically into a restricted stock unit award or performance stock unit award, as applicable, with respect to a number of Parent Ordinary Shares (each, an “Adjusted Equity Award”) equal to the total number of Company Common Shares subject to the Company Equity Award immediately prior to the Effective Time. Each Adjusted Equity Award shall otherwise be subject to the same terms and conditions applicable to the Company Equity Award under the Company Equity Plan and the agreements evidencing grants thereunder, including vesting and settlement.

(b) Company ESPP. In lieu of receiving a Company Common Share at the end of the offering period under the Company Employee Stock Purchase Plan (the “Company ESPP”) in progress immediately prior to the Effective Time, participants in the Company ESPP shall instead receive a Parent Ordinary Share at the end of such offering pursuant to the Company ESPP as assumed pursuant to Section 2.03(c) below.

(c) Company and Parent Actions. Prior to the Effective Time, the Company shall take all actions necessary (including adopting such resolutions of the Company’s Board of Directors or the compensation committee of the Board of Directors of the Company) to effect the treatment of Company Equity Awards as contemplated by Section 2.03(a) above and the treatment of any outstanding offering period under the Company ESPP pursuant to Section 2.03(b) above. Prior to the Effective Time, Parent shall take all corporate action necessary (including adopting such resolutions of the Parent’s Board of Directors or the compensation committee of the Board of Directors of the Parent) to (i) unless otherwise requested by the Company prior to the Effective Time, cause Parent to assume each Company Equity Plan and the Company ESPP, and (ii) reserve for issuance a sufficient number of Parent Ordinary Shares for delivery with respect to (x) the settlement of Adjusted Equity Awards contemplated by Section 2.03(a), (y) delivery of Parent Common Shares at the end of any offering period in progress immediately prior to the Effective Time as contemplated by Section 2.03(b) above, and (z) the vesting, settlement or exercise of any equity awards that may be granted following the Closing pursuant to the assumed Company Equity Plans and the Company ESPP (assuming all Company Common Shares reserved and available for issuance as of the Effective Time had been granted immediately prior to the Effective Time), and include in the Registration Statement a sufficient number of Parent Ordinary Shares for such purposes. Parent shall file with the SEC, following the Effective Time on the Closing Date, a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other applicable form), to the extent such form is available, relating to the Parent Ordinary Shares issuable with respect to the Adjusted Equity Awards or the Company ESPP in accordance with Sections 2.03(a) or (b) above and any Parent Ordinary Shares that are reserved for future issuance pursuant to the assumed Company Equity Plans and the Company ESPP (determined assuming all Company Common Shares reserved and available for issuance as of the Effective Time had been granted immediately prior to the Effective Time).

Section 2.04. Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company Common Shares or Parent Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, in each case, except for the transactions contemplated by the Reorganization (including the Class B Redemption, the Reclassification and the Stock Split) and excluding any Company Regular Quarterly Dividend, the Stock Split Reference Ratio and any number or amount contained herein which is based upon the price of such Company Common Shares or Parent Shares (other than the Merger Consideration) shall be appropriately adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.05. Distributions with Respect to Unexchanged Shares. All Parent Ordinary Shares to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Ordinary Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Ordinary Shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Ordinary Shares shall be paid to the holder of any unexchanged Certificate or Book-Entry Shares until the holder of such Certificate or Book-Entry Shares, as applicable, shall exchange such Certificate or Book-Entry Share, respectively, in accordance with this Article II. Subject to the effect of applicable Laws, following exchange of any such Certificate or Book-Entry Share, there shall be paid to such holder of Parent Ordinary Shares issuable in exchange therefor, without interest, (a) promptly after the time of such exchange, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such exchange and a payment date subsequent to such exchange payable with respect to such Parent Ordinary Shares which such shareholder is entitled to receive hereunder.

Section 2.06. Treatment of Parent Ordinary Shares; Payment of Cash Consideration; Parent Stock Options.

(a) At the Effective Time and, if applicable, in accordance with Exhibit A, (i) Parent shall effect the Class B Redemption immediately prior to the Reclassification, (ii) each Parent Class B Share that is issued and outstanding immediately following the Class B Redemption shall automatically be reclassified into one (1) Parent Ordinary Share (the “Reclassification”) and (iii) immediately following the Reclassification, but subject to the following sentence and the last paragraph of this Section 2.06(a), Parent shall effect a stock split (the “Stock Split”) such that each Parent Ordinary Share issued and outstanding immediately following the Reclassification shall be converted into a number of validly issued, fully paid and non-assessable Parent Ordinary Shares equal to the Stock Split Reference Ratio, as such ratio may be adjusted under this Section 2.06 or Section 6.05. Notwithstanding the foregoing, the number of whole Parent Ordinary Shares that would otherwise be issued to holders of Parent Class B Shares as a result of the Reclassification and the Stock Split shall be reduced by:

(i) the number of whole Parent Ordinary Shares issuable under Section 3.01(a) of the Amended and Restated Management Shareholders Agreement, as such number may be adjusted by Section 5.26 (with the number of Parent Ordinary Shares issuable to each such holder being reduced on a pro rata basis based on the number of Parent Class B Shares held by such Person immediately prior to the Reclassification relative to the total number of issued and outstanding Parent Class B Shares immediately prior to the Reclassification); and

(ii) the number of whole Parent Ordinary Shares, as such number may be adjusted by Section 5.26, equal to the number of whole Parent Ordinary Shares that are deposited in escrow, a rabbi trust or another similar vehicle in accordance with Section 3.02(d)(i) of the Amended and Restated Management Shareholders Agreement (with the number of Parent Ordinary Shares issuable to each such holder being reduced on a pro rata basis based on the number of Parent Class B Shares held by such Person immediately prior to the Reclassification relative to the total number of issued and outstanding Parent Class B Shares immediately prior to the Reclassification).

Notwithstanding the foregoing, no fraction of a Parent Ordinary Share will be issued in connection with the Stock Split, and in lieu thereof any holder of Parent Ordinary Shares who would otherwise have been entitled to a fraction of a Parent Ordinary Share shall be paid by the Company, upon the consummation of the Stock Split, cash without interest in an amount equal to the product of (A) the fractional share interest to which such holder would have been entitled under this Section 2.06(a) absent this sentence and (B) the VWAP of Company Common Shares for the ten (10) consecutive Trading Days, ending on and including the third (3rd) Trading Day prior to the date of the consummation of the Reorganization.

(b) At least three (3) Business Days prior to the anticipated Closing Date, Parent shall deliver to the Company a schedule setting forth (i) a list of each Person who, immediately prior to the Class B Redemption, will be a holder of any Parent Class B Shares (the “Class B Holders”), (ii) the number of Parent Class B Shares expected to be held by such Person immediately prior to the Class B Redemption, (iii) the amount of the Aggregate Cash Consideration to which such Person is entitled to under this Section 2.06, which will be represented by a Redemption Consideration Note in a principal amount set forth opposite such Person’s name on such schedule (and which principal amount shall be equal to such Person’s pro rata share (based on the number of Parent Class B Shares held by such Person immediately prior to the Class B Redemption relative to the total number of issued and outstanding Parent Class B Shares immediately prior to the Class B Redemption) of an amount equal to (x) the Aggregate Cash Consideration minus (y) the amount of the cash payment contemplated by clause (A) below minus (z) the amount of the cash payment contemplated by clause (C) below) and (iv) with respect to each such Person, wiring instructions for the cash payment to which such Person is entitled to as repayment in full of the Redemption Consideration Notes. Immediately prior to the Reclassification, the Stock Split and the Effective Time, pursuant to the Reorganization, Parent shall redeem certain Parent Class B Shares (the “Class B Redemption”) and issue to each such Person from whom Parent Class B Shares are so redeemed a redemption consideration note, in the form attached hereto as Exhibit G (the “Redemption Consideration Note”) in principal amount described in Section 2.06(c). At the Effective Time, the Surviving Corporation shall (A) process for payment, through Parent’s customary payroll practices, the amount payable under Section 3.01(b) of the Amended and Restated Management Shareholders Agreement, as such amount may be adjusted by Section 5.26, (B) deposit in escrow, a rabbi trust or another similar vehicle the number of whole Parent Ordinary Shares contemplated by Section 3.02(d)(i) of the Amended and Restated Management Shareholders Agreement, as such number may be adjusted by Section 5.26, (C) deposit in such escrow, rabbi trust or other similar vehicle an amount in cash equal to the cash amount payable under Section 3.02(d)(ii) of the Amended and Restated Management Shareholders Agreement, as such amount may be adjusted by Section 5.26, and (D) pay (or pay to Parent and Parent shall pay), by wire transfer of immediately available funds to the accounts designated in accordance with clause (iv) of this Section 2.06(b), to each holder of any Parent Ordinary Shares the amount in cash set forth opposite such Person’s name on the schedule described above, as contemplated by clause (iii) above, which such payments shall constitute satisfaction in full of the amounts owed under the Redemption Consideration Notes.

(c) The principal amount of each such Person’s Redemption Consideration Note shall be an amount in cash equal to (i) (x) the Aggregate Cash Consideration minus (y) the amount of the cash payment contemplated by clause (A) of Section 2.06(b) minus (z) the amount of the cash payment contemplated by clause (C) of Section 2.06(b)) multiplied by (ii) a fraction, the numerator of which is the number of Parent Class B Shares held by such holder immediately prior to the Class B Redemption, and the denominator of which is the total number of Parent Class B Shares issued and outstanding immediately prior to the Class B Redemption. As used herein, “Aggregate Cash Consideration” means 372,380,800 minus the amount of the Parent Transaction Expenses, subject to the adjustments set forth in Section 2.06(d), Section 2.06(e) and Section 6.05, as applicable. At least three (3) Business Days prior to the anticipated Closing Date, Parent shall deliver to the Company a schedule setting forth the Parent Transaction Expenses through the Closing Date with supporting documentation and information reasonably satisfactory to the Company.

(d) If the Company Closing Stock Price is greater than the Company Reference Stock Price, the Aggregate Cash Consideration shall be decreased on a dollar for dollar basis by an amount equal to the lesser of (i) the Aggregate Cash Consideration Adjustment Cap and (ii) the product of (A) (x) the Company Closing Stock Price minus (y) the Company Reference Stock Price and (B) the Parent Reference Share Number.

(e) If the Company Closing Stock Price is less than the Company Reference Stock Price, the Aggregate Cash Consideration shall be increased on a dollar for dollar basis by an amount equal to the lesser of (i) the Aggregate Cash Consideration Adjustment Cap and (ii) the product of (A) (x) the Company Reference Stock Price minus (y) the Company Closing Stock Price and (B) the Parent Reference Share Number (such lesser amount, the “Adjustment Value”); provided, however, that in lieu of increasing the Aggregate Cash Consideration by an amount equal to the Adjustment Value, the Company may, at its option, elect (the “Adjustment Election”) to (1) increase the Stock Split Reference Ratio to equal the Adjusted Stock Split Ratio or (2) both increase the Aggregate Cash Consideration by an amount smaller than the Adjustment Value and increase the Stock Split Reference Ratio to a ratio that is less than the Adjusted Stock Split Ratio so long as the sum of (I) the increase to the Aggregate Cash Consideration under this proviso and (II) the value of such smaller ratio (for purposes of this clause (II) with the value being determined as the product of (i) the Company Closing Stock Price and (ii) such smaller ratio and (iii) the number of Parent Class B Shares issued and outstanding immediately following the Class B Redemption and prior to the Stock Split), in the aggregate, is equal to the Adjustment Value. In order to make an Adjustment Election, the Company must provide written notice to Parent at least three (3) Business Days prior to the anticipated Closing Date.

(f) Parent shall take all actions necessary or appropriate to cause all Parent Stock Options or other equity-based incentive awards outstanding prior to the Closing to terminate, effective as of and contingent upon the Closing, such that no Parent Stock Options or other equity-based incentive awards will be outstanding at the Closing, and in consideration therefor each Parent Stock Option holder shall have only the rights set forth in the Amended and Restated Management Stockholders Agreement.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

In order to induce the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and except as otherwise disclosed to the Company in a schedule to the Parent Disclosure Letter delivered to the Company immediately prior to the execution of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.01. Corporate Status.

(a) Parent is a company duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate or organizational power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. Parent is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Parent Material Adverse Effect. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. Parent has made available to the Company true and complete copies of the Organizational Documents of Parent as amended through the date hereof, and Parent is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Parent as made available to the Company are in full force and effect.

(b) TWG Re is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. TWG Re has no Subsidiaries. Parent has made available to the Company true and complete copies of the Organizational Documents of TWG Re as amended through the date hereof, and TWG Re is not in material violation of any provision of such Organizational Documents. The Organizational Documents of TWG Re as made available to the Company are in full force and effect.

(c) Each of Parent’s Subsidiaries (other than Merger Sub) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation, or organization and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. Each of Merger Sub, Parent’s other Subsidiaries and TWG Re is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Organizational Documents of Parent’s Subsidiaries as amended through the date hereof, and no such Subsidiary is in material violation of any provision of such Organizational Documents.

The Organizational Documents of Parent’s Subsidiaries as made available to the Company are in full force and effect.

(d) The only Subsidiaries or other Affiliates through which Parent and its Subsidiaries conducts insurance operations are the Parent Insurance Subsidiaries.

(e) Section 3.01(e) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of each direct and indirect Subsidiary of Parent, the jurisdiction of organization of each such Subsidiary, the authorized and issued Capital Stock of each such Subsidiary, and the owners of all of the issued and outstanding Capital Stock of each such Subsidiary.

(f) There are no outstanding shares of Capital Stock of any Subsidiary of Parent (other than Merger Sub), except as set forth in Section 3.01(e) of the Parent Disclosure Letter. There are no outstanding warrants, options, contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Merger Sub, any other Subsidiary of Parent or TWG Re is obligated to issue, sell, purchase, return or redeem any shares of Capital Stock or other securities of such Subsidiary. All Capital Stock of Merger Sub, Parent’s other Subsidiaries and TWG Re has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any federal or state securities laws, preemptive or similar right, purchase option, call or right of first refusal or similar right. All such Capital Stock owned by Parent, Merger Sub, Parent’s other Subsidiaries or TWG Re is free and clear of any Encumbrances, other than (i) as set forth in Section 3.01(f) of the Parent Disclosure Letter and (ii) any restrictions on transfer generally imposed under applicable securities Laws. There are no voting trusts, proxies or other similar Contracts or commitments to which any Subsidiary of Parent is bound with respect to the voting of any shares of Capital Stock of or other voting or equity interests in such Subsidiary of Parent or contractual obligations or commitments of any character restricting the transfer of, voting of, or requiring the registration for sale of, any shares of Capital Stock of or other voting or equity interests in such Subsidiary of Parent, in each case, other than the Organizational Documents of such Subsidiary as in effect on the date hereof.

(g) Neither Parent, Merger Sub, Parent’s other Subsidiaries nor TWG Re owns any Capital Stock of any Person other than (i) the Capital Stock of any Subsidiary of Parent, (ii) the Capital Stock of TWG Re and (iii) the Investment Assets. None of Parent, Merger Sub, Parent’s other Subsidiaries and TWG Re has any obligation or liability regarding the making of any investment (in the form of a loan, capital contribution, or otherwise) in any other Person other than, respectively, Parent, Merger Sub, Parent’s other Subsidiaries or TWG Re.

(h) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets or Liabilities of any nature other than those incident to its formation or pursuant to the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 3.02. Corporate and Governmental Authorization.

(a) Each of Parent, TWG Re and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Parent, TWG Re and Merger Sub and no other corporate or other proceedings on the part of Parent, TWG Re or Merger Sub are necessary to authorize the execution and delivery by Parent, TWG Re and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution, and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. The Parent Shareholder Approval, the TWG Re Shareholder Approval and the approvals of this Agreement, the Reorganization, the Merger and the other transactions contemplated by this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, have been obtained by written consents or written resolutions, as applicable, and copies thereof, executed by the appropriate Persons, have previously been made available to the Company, and no other votes or approvals of any other holders of securities of Parent or any of its Affiliates are necessary to approve this Agreement, the Reorganization, the Merger and the other transactions contemplated by this Agreement.

(b) Except for the filing of any notices or other filings under the HSR Act or any Foreign Antitrust Law, the filing of a listing application in respect of the Parent Ordinary Shares on the NYSE, the filing and effectiveness of the Registration Statement and Proxy Statement/Prospectus with the SEC (along with any other filing obligations under the Securities Act or the Exchange Act) and the Required Approvals, the execution and delivery by Parent, TWG Re and Merger Sub of this Agreement does not and the consummation of the Reorganization, the Merger and the other transactions contemplated hereby do not require any Order, Permit, consent, approval, license, qualification or authorization of, or filing or registration with or notification to, any Governmental Authority.

Section 3.03. Non-Contravention. Neither the execution and delivery of this Agreement by Parent, TWG Re or Merger Sub, nor the consummation of the transactions contemplated hereby by Parent, TWG Re or Merger Sub, will (a) violate any provision of the certificate of incorporation or bylaws or similar Organizational Documents of Parent, Merger Sub, any of Parent’s other Subsidiaries or TWG Re or (b) (i) assuming that the consents, approvals and filings referred to in Section 3.02(b) or Section 4.02(b) are duly obtained and/or made and are in full force and effect, violate in any material respect any Law applicable to Parent, Merger Sub, any of Parent’s other Subsidiaries or TWG Re, (ii) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or accelerate the performance of any obligation required by, or require any consent of or other action by any Person under, any Contract to which Parent, Merger Sub, any of Parent’s other Subsidiaries or TWG Re is a party, or (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any properties or assets or rights of Parent, Merger Sub, any of Parent’s other Subsidiaries or TWG Re, except, in the case of the foregoing clauses (b)(ii) and (iii), for such matters which would not be reasonably likely to have a Parent Material Adverse Effect.

Section 3.04. Capitalization; Title to Shares.

(a) As of the date hereof, there are (i) 9,477,627 issued and outstanding Parent Class A Shares, (ii) 9,481,727.0871 issued and outstanding Parent Class B Shares, (iii) no Parent Ordinary Shares issued and outstanding and (iv) 634,496 Parent Class B Shares reserved for issuance upon the exercise of currently outstanding Parent Stock Options. As of the Closing Date immediately prior to the Effective Time and after giving effect to the Reorganization, there will be (A) no Parent Class A Shares issued and outstanding, (B) no Parent Class B Shares issued and outstanding, (C) no Parent Stock Options or other equity-based incentive awards outstanding and no Parent Class A Shares, Parent Class B Shares or Parent Ordinary Shares reserved for issuance upon the exercise of currently outstanding Parent Stock Options, and (D) a number of Parent Ordinary Shares equal to the Parent Reference Share Number issued and outstanding, as the Parent Reference Share Number is adjusted by Section 2.04, Section 2.06(d), Section 2.06(e) and Section 6.05. Except as described in the first sentence of this Section 3.04(a), as of the date hereof, there are no outstanding shares of Capital Stock of Parent. Except for (1) the Parent Class B Shares, which are convertible under certain circumstances into Parent Ordinary Shares, and (2) the Parent Stock Options, there are no outstanding warrants, options, contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Parent is obligated to issue, sell, purchase, return or redeem any shares of Capital Stock or other securities of Parent as of the date hereof. There are no voting trusts, proxies or other similar Contracts or commitments to which TWG Re or Parent is bound with respect to the voting of any shares of Capital Stock of or other voting or equity interests in TWG Re or Parent or contractual obligations or commitments of any character restricting the transfer of, voting of, or requiring the registration for sale of, any shares of Capital Stock of or other voting or equity interests in TWG Re or Parent, in each case, other than the Organizational Documents of TWG Re or Parent, as in effect on the date hereof, the Parent Shareholders Agreement and the Amended and Restated Management Stockholders Agreement. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities described in this Section 3.04, other than as set forth in the Organizational Documents of Parent as in effect on the date hereof.

(b) All Capital Stock of Parent has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any federal or state securities laws, or in violation of or subject to any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c) Section 3.04(c) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of each record holder of outstanding Capital Stock of Parent and the number and class of shares held by each such holder.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding.

(e) The share capital of TWG Re is $3,300 divided into (i) 1,100 TWG Re Class A Shares, (ii) 1,100 TWG Re Class B Shares and (iii) 1,100 TWG Re ordinary shares of a par value of $1.00 each (the “TWG Re Ordinary Shares”). As of the date hereof and immediately prior to the consummation of the Reorganization, (A) 1,100 TWG Re Class A Shares are issued and outstanding, (B) 1,100 TWG Re Class B Shares are issued and outstanding and (C) no TWG Re Ordinary Shares are issued and outstanding.

Section 3.05. Financial Statements; Accounting Controls.

(a) Parent has made available to the Company true and complete copies of the following:

(i) the unaudited, consolidated balance sheet of Parent as at June 30, 2017 (the “Most Recent Balance Sheet Date”) and the related unaudited, consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows of Parent for the six-month periods ended June 30, 2017 and June 30, 2016 (collectively, the “Most Recent Financials”);

(ii) (A) the audited, consolidated balance sheet of Parent as at December 31, 2016 and the related audited, consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows of Parent for the fiscal year then ended and (B) the audited, consolidated balance sheet of The Warranty Group, Inc. (Parent’s predecessor entity) as at each of December 31, 2015 and 2014 and the related audited, consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows of The Warranty Group, Inc. for each of the fiscal years then ended (subclauses (A) and (B) collectively, the “Audited Financials” and together with the Most Recent Financials, the “Financials”); and

(iii) the following audited and unaudited financial statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: the unaudited, consolidating balance sheets of each of the Parent Warranty Subsidiaries as at June 30, 2017 and the related unaudited statements of income, comprehensive income (loss) and changes in stockholders’ equity of each of the Parent Warranty Subsidiaries for the six-month periods ended June 30, 2017 and June 30, 2016, and the audited, consolidating balance sheets of each of the Parent Warranty Subsidiaries set forth in Section 3.05(a)(iii) of the Parent Disclosure Letter as at each of December 31, 2016, 2015 and 2014 and the related audited, consolidating statements of income, change in financial position and shareholders’ equity of each of the Parent Warranty Subsidiaries for each of the fiscal years then ended (collectively, the “Parent Warranty Subsidiaries Financial Statements”).

(b) The Financials and the Parent Warranty Subsidiaries Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied and fairly present, in all material respects, the consolidated financial position of Parent and the Parent Warranty Subsidiaries Financial Statements as at the

date thereof and the consolidated results of operations, cash flows, and changes in stockholders’ equity of Parent and the Parent Warranty Subsidiaries Financial Statements for the period covered thereby. The Financials and the Parent Warranty Subsidiaries Financial Statements have been prepared on the basis of information derived in good faith from and are consistent with the Parent Books and Records, which are maintained in the ordinary course of business, present fairly, in all material respects, the financial position and the results of its operations and its cash flows for the period indicated and were prepared in compliance with the internal control procedures of Parent. To the Knowledge of Parent, the Parent Books and Records are accurate and complete in all material respects.

(c) Parent and its Subsidiaries have established and maintained systems of internal accounting controls that are sufficient to provide reasonable assurances that: (i) transactions are executed according to the management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other relevant accounting, regulatory or legal requirements and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since August 1, 2014, neither Parent nor its Subsidiaries, nor to the Knowledge of Parent, any auditor, accountant or Representative thereof has received any material complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, internal controls, methodologies or methods of Parent or any of its Subsidiaries or other accounting controls.

Section 3.06. Statutory Statements.

(a) Parent has made available to the Company true and complete copies of the following statutory statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: the audited annual statement of each Parent Insurance Subsidiary as at December 31 in each of the years ended 2014, 2015 and 2016 and quarterly statutory statements for the quarter ended June 30, 2017 (collectively, the “Parent Insurer Statutory Statements”).

(b) The Parent Insurer Statutory Statements (i) were prepared in conformity with statutory accounting practices prescribed or permitted by the relevant Insurance Regulator applied on a consistent basis (“SAP”), except as expressly set forth within the subject financial statements and (ii) present fairly to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition and statutory results of operation of each Parent Insurance Subsidiary as of the dates and for the periods therein specified. Except as set forth on Section 3.06(b) of the Parent Disclosure Letter, (i) none of the Parent Insurance Subsidiaries prepares its SAP statements taking into account a permitted practice, and (ii) there is no restriction or limitation, by rule, regulation, agreement with Governmental Authority or otherwise, on the ability of any Subsidiary of Parent to declare, make or pay any dividends, directly or indirectly, to Parent or any of such Subsidiaries’ direct or indirect equity owners.

Section 3.07. Reserves.

(a) The Actuarial Reserves of the Parent Insurance Subsidiaries contained in the Parent Insurer Statutory Statements: (i) have been, except as otherwise noted in the applicable Parent Insurer Statutory Statements, computed in accordance with applicable actuarial standards of practice; (ii) have been computed based on actuarial assumptions that are consistent with applicable Contract provisions and with those used to compute the corresponding items in the Parent Insurer Statutory Statements; and (iii) satisfy the requirements of all applicable Insurance Laws.

(b) The Actuarial Reserves of the Parent Warranty Subsidiaries contained in the Parent Warranty Subsidiaries Financial Statements: (i) have been, except as otherwise noted in the applicable Parent Warranty Subsidiaries Financial Statements, computed in accordance with applicable actuarial standards of practice; (ii) have been computed based on actuarial assumptions that are consistent with applicable Contract provisions and with those used to compute the corresponding items in the Parent Warranty Subsidiaries Financial Statements; and (iii) satisfy in all material respects the requirements of all applicable Laws.

(c) Parent has made available to the Company true and complete copies of all actuarial reports and any other reports and sensitivity and other analyses relating to the adequacy or sufficiency of the Actuarial Reserves prepared on behalf of the Parent Insurance Subsidiaries, the Parent Warranty Subsidiaries and each of their respective Subsidiaries by actuaries, independent or otherwise, addressing the reserves of the Parent Insurance Subsidiaries or the Parent Warranty Subsidiaries, that cover periods beginning on or after August 1, 2014 through the date hereof.

(d) All U.S. and Canadian Subsidiaries of Parent which are obligors under any Service Contracts, and which are not Parent Insurance Subsidiaries, are set forth on Section 3.07(d) of the Parent Disclosure Letter.

(e) Parent has provided or made available to the Company (i) the methodology used by Parent to evaluate the adequacy or sufficiency of reserves for (1) claims, (2) losses (including incurred but not reported losses), (3) loss adjustment expenses (whether allocated or unallocated) and (4) unearned premiums of the Parent Insurance Subsidiaries and the Parent Warranty Subsidiaries (clauses (1) through (4), the “Actuarial Reserves”) in relation to actual and expected costs on insurance contract, Service Contract and warranty claims; (ii) all material data inputs used by Parent to perform such analysis; and (iii) the outputs and material conclusions of such analysis, as calculated by Parent using such data inputs, that cover periods beginning on or after August 1, 2014, through the date hereof.

Section 3.08. Undisclosed Liabilities. Neither Parent, Merger Sub nor any of Parent’s other Subsidiaries nor TWG Re has any material Liabilities (whether absolute, accrued, contingent or otherwise) except for Liabilities (a) properly accrued or reserved against in the Financials, or disclosed in the notes to the Financials, (b) incurred in the ordinary course of business since the Most Recent Balance Sheet Date (none of which are Liabilities resulting from noncompliance with any applicable Law, breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) that are set forth on Section 3.08 of the Parent Disclosure Letter or (d) Liabilities for any Parent Transaction Expenses.

Section 3.09. Parent Reinsurance Agreements. A true and complete list of all Parent Reinsurance Agreements to which each of TWG Re, Parent or Parent’s Subsidiaries is a party and that are in effect as of the date hereof is set forth on Section 3.09 of the Parent Disclosure Letter. Copies of all of such Parent Reinsurance Agreements have previously been delivered to the Company. No Parent Reinsurance Agreement contains any provision that by its own terms would result in a material modification in the operation of such Parent Reinsurance Agreement by reason of the transactions contemplated by this Agreement. Each Parent Insurance Subsidiary has appropriately taken credit in its Parent Insurer Statutory Statements pursuant to Insurance Laws for all insurance or reinsurance ceded or retroceded by it pursuant to any Parent Reinsurance Agreement under which the Parent Insurance Subsidiaries are the cedent or retrocedent, and all such amounts have been properly recorded in the Parent Books and Records. Each Parent Reinsurance Agreement to which a Parent Insurance Subsidiary is a party and is in effect as of the date hereof is a valid and binding obligation of the applicable Parent Insurance Subsidiary and enforceable against such Parent Insurance Subsidiary and, to the Knowledge of Parent, enforceable against each other party thereto (except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each party thereto and is in full force and effect. No Parent Insurance Subsidiary nor, to the Knowledge of Parent, any other party to any Parent Reinsurance Agreement is in material breach or violation of, or material default under, any Parent Reinsurance Agreement.

Section 3.10. Absence of Certain Changes. (a) Since the Most Recent Balance Sheet Date, Parent and its Subsidiaries and TWG Re (i) have conducted the business of Parent and its Subsidiaries and TWG Re in the ordinary course of business and (ii) have not, except as set forth in Section 3.10 of the Parent Disclosure Letter, taken any action or failed to take any action that would have resulted in a breach of Section 5.01 had such action or omission occurred during the period from the date hereof to the Closing and (b) since December 31, 2016, there has not been any Parent Material Adverse Effect.

Section 3.11. Contracts.

(a) Section 3.11(a) of the Parent Disclosure Letter lists each of the following contracts (other than Parent Benefit Plans) to which Parent or any of its Subsidiaries or TWG Re is party as of the date hereof:

(i) any contract relating to the acquisition or disposition of any corporation, partnership, or other business or operations, or the Capital Stock or all or substantially all of the assets of any Person, or any Person, under which Parent or any of its Subsidiaries has material continuing obligations;

(ii) any contract creating a partnership, limited liability company or joint venture, in each case, other than any contract governing (A) Parent’s Investment Assets and (B) any of Parent’s wholly-owned Subsidiaries;

(iii) any contract with a Material Customer containing material non-competition restrictions on TWG Re, Parent or its Subsidiaries or that otherwise materially restricts the conduct of business by TWG Re, Parent or any of its Subsidiaries or obligating Parent or, following the Closing, the Company or any of its Affiliates, to conduct any business on an exclusive basis with any Person;

(iv) any contract that grants, or agrees to grant, any Person a right to “most favored nation” terms and which by its terms requires, or which otherwise involves, payments or reasonably expected payments by or to Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries, taken as a whole, in the twelve (12)-month period prior to or after the Most Recent Balance Sheet Date;

(v) any contract pursuant to which Parent or any of its Subsidiaries has agreed to settle, waive, or otherwise compromise any material pending or threatened Action and under which Parent or any of its Subsidiaries has continuing material obligations;

(vi) any contract pursuant to which Parent or any of its Subsidiaries has incurred any material Indebtedness, excluding any intercompany Indebtedness between or among Parent, TWG Re or any Subsidiary of Parent;

(vii) any contract which is not terminable without surviving material obligations at the option of Parent or any of its Subsidiaries on less than ninety (90) days’ notice and which provides for the employment of any Person on a full-time basis or which otherwise concerns the provision of compensation or other benefits to any Person, in each case other than (i) contracts with Persons whose annual base compensation is less than $200,000 per year and (ii) any contract which is a Parent Benefit Plan;

(viii) any contract pursuant to which an Encumbrance (other than a Permitted Encumbrance) is placed or imposed on any material asset, property or right of TWG Re, Parent or any of its Subsidiaries;

(ix) any contract with a Material Customer or a Material Supplier;

(x) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts to which Parent or any of its Subsidiaries is a party;

(xi) any Producer Contract; and

(xii) all contracts with any Governmental Authority to which Parent or any of its Subsidiaries is a party or subject to, or contracts that require or are otherwise based on any qualification or authorization for participation in any program administered by any Governmental Authority.

(b) As of the date hereof, no Material Customer has cancelled, terminated or provided any written notice, nor, to the Knowledge of Parent, provided oral notice, to Parent or any of its Subsidiaries of any intent to cancel or terminate its relationship with Parent and its Subsidiaries, or materially decreased its subscriptions for usage of the products or services provided by Parent or any of its Subsidiaries.

(c) As of the date hereof, no Material Supplier has cancelled, terminated or provided any written notice, nor, to the Knowledge of Parent, provided oral notice, to Parent or any of its Subsidiaries of any intent to cancel or terminate its relationship with Parent and its Subsidiaries, or has materially increased the pricing for the products or services provided to Parent or any of its Subsidiaries.

(d) Each contract required to be disclosed on Section 3.11(a) of the Parent Disclosure Letter, together with the Parent Real Property Leases, the Parent IP Contracts and, other than in respect of Section 5.01(b)(x), each other contract with a Material Customer (all such contracts, the “Parent Material Contracts”) is a valid and binding obligation of Parent or its Subsidiary and enforceable against Parent and, to the Knowledge of Parent, enforceable against each other party thereto (except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each party thereto and is in full force and effect. Parent has made available in the virtual data room of Parent a true and complete copy of each of the Parent Material Contracts, including all amendments thereto. Neither Parent nor any of its Subsidiaries has received written notice of cancellation of any Parent Material Contract. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any Parent Material Contract is in material breach or violation of, or material default under, any Parent Material Contract.

Section 3.12. Investment Company. Neither Parent nor any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 3.13. Litigation.

(a) Other than ordinary course claims for insurance proceeds or warranty recoveries under Contracts issued by Parent and its Subsidiaries, there is no Action pending or with respect to which TWG Re, Parent or any of its Subsidiaries has been served with written notice or any other Action that, to the Knowledge of Parent, is threatened against TWG Re, Parent or any of its Subsidiaries, that individually (or in the aggregate with respect to any Actions based on similar facts, circumstances or events or involving similar factual allegations) (i) would reasonably be expected to result in any liability or loss in excess of $500,000, (ii) would reasonably be expected to have the effect of preventing any of the transactions contemplated hereby or (iii) would reasonably be expected to result in a material injunction or other similar remedy. There is no Order outstanding or, to the Knowledge of Parent, threatened against the TWG Re, Parent or any of its Subsidiaries or any of their assets, properties, rights or businesses resulting in, or that would reasonably be expected to result in, (i) a liability or loss of $500,000 or more or (ii) a material injunction or other similar remedy.

(b) As of the date hereof, neither TWG Re, Parent nor any of its Subsidiaries is a plaintiff or claimant in any Action pending against any Governmental Authority.

(c) Since August 1, 2014 through the date hereof, neither TWG Re, Parent nor any of its Subsidiaries has been engaged in a dispute with any customer, prospective customer, vendor, supplier or consultant which, either individually or in the aggregate, has materially and adversely affected or would reasonably be likely to materially and adversely affect TWG Re’s, Parent’s or its Subsidiaries’ operations taken as a whole.

(d) Since August 1, 2014 through the date hereof, neither TWG Re, Parent nor any of its Subsidiaries has settled, or agreed to settle, any Actions resulting in or requiring payments by TWG Re, Parent or any of its Subsidiaries, either individually or in the aggregate, exceeding $1,000,000.

Section 3.14. Compliance with Law.

(a) Since August 1, 2014, Parent and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws. Neither Parent nor any of its Subsidiaries has at any time since August 1, 2014 received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of Parent or any of its Subsidiaries to comply in any material respect with, any applicable Law, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that is no longer being pursued by such Governmental Authority following a response by Parent or its Subsidiaries.

(b) Since August 1, 2014, Parent and each of its Subsidiaries has filed all material reports, statements, registrations, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filings or submissions were true, complete and accurate when filed in all material respects. Parent has made available to the Company copies of (i) all reports on financial examination, market conduct reports and other material reports delivered by any Governmental Authority in respect of Parent or any of its Subsidiaries since August 1, 2014 and (ii) all material Insurance Holding Company System Regulatory Act filings or submissions made by or on behalf of the Parent Insurance Subsidiaries with any insurance regulatory authority since August 1, 2014. Except as set forth in Section 3.14(b) of the Parent Disclosure Letter, since August 1, 2014, no material deficiencies or violations with respect to the Parent or any of its Subsidiaries has been asserted in writing by any Governmental Authority, other than any deficiency or violation which has been cured or otherwise resolved to the satisfaction of the Governmental Authority that noted such deficiency or violation. No Parent Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction and no Parent Insurance Subsidiary is otherwise treated as domiciled in a jurisdiction other than its domiciliary jurisdiction.

(c) Since August 1, 2014, all dividends that have been declared or paid on any shares of Capital Stock of Parent have complied with all applicable Laws and to the Knowledge of Parent, no moratorium has been implemented by any Governmental Authority with respect to the declaration or payment of dividends on Parent’s Capital Stock.

(d) To the Knowledge of Parent, since August 1, 2014, none of Parent, any of its Subsidiaries, or any of their respective present directors, officers or employees, managers, agents or consultants is or has been under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any actual, potential or alleged violation of any Law, policy (internal or otherwise) or other disciplinary matter or has been suspended or debarred from doing business with any Governmental Authority. There are no current circumstances that would warrant the institution of suspension or debarment proceedings with regard to any Governmental Authority on the part of Parent or any of its Subsidiaries.

(e) Parent has made available to the Company true and complete reports issued by the applicable Insurance Regulator with respect to the most recent financial examinations of the Parent Insurance Subsidiaries. Other than normal examinations conducted by an Insurance Regulator in the ordinary course of business as to which Parent reasonably expects there to be no finding adverse to Parent’s interests, there are no regulatory examinations of the Parent Insurance Subsidiaries currently in process as of the date of this Agreement.

Section 3.15. Permits and Licenses.

(a) Each of Parent and each of its Subsidiaries has all material licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations from a Governmental Authority (the “Permits”) that are necessary to entitle it to own or lease, operate and use its properties or assets and to carry on and conduct its business as conducted on the date of this Agreement, and all such Permits are valid and in full force and effect. Since August 1, 2014, neither Parent nor any of its Subsidiaries has received any written notice of any material violation of any Permit. To the Knowledge of Parent, no suspension, cancellation or non-renewal of any material Permit is pending or threatened. Since August 1, 2014, Parent and its Subsidiaries have materially complied, and are in material compliance, with all terms and conditions of the material Permits. To the Knowledge of Parent, no event or condition has occurred or exists that would reasonably be expected to result in a material violation or breach of, or a material default or loss of a benefit under, or acceleration of an obligation of any of Parent or any of its Subsidiaries under, or a termination, revocation, cancellation or impairment of, any material Permit (in each case, with or without notice or lapse of time or both). To the Knowledge of Parent, none of the material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries that will be a Subsidiary of Parent immediately after the Effective Time is relying on any exemption from or deferral of any Law or Permit that, to the Knowledge of Parent, would not be available to Parent or such Subsidiary immediately after the Effective Time.

(b) The Parent Insurance Subsidiaries have all Permits to conduct an insurance or reinsurance business in all jurisdictions in which the Parent Insurance Subsidiaries do business, including the jurisdictions listed on Section 3.15(b) of the Parent Disclosure Letter, and are not transacting any insurance or reinsurance business in any jurisdiction in which they are not so licensed, authorized, approved, accredited, as the case may be, or otherwise permitted to transact such business. The Parent Insurance Subsidiaries are in compliance in all material respects with all Laws, including all Laws and regulations issued by the applicable Insurance

Regulator. Since August 1, 2014, no violations material to any Parent Insurance Subsidiary has been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator or which is no longer being pursued by such Insurance Regulator following a response by the relevant Parent Insurance Subsidiary. Neither the Parent Insurance Subsidiaries, nor Parent or any of its Subsidiaries is in default under or in violation of any Order entered into with or issued by any Insurance Regulator. Since August 1, 2014, neither Parent nor any of its Subsidiaries has received any notice of any such default or violation that remains uncorrected.

(c) The Parent Warranty Subsidiaries have all Permits to conduct a service plan or warranty business in the jurisdictions listed on Section 3.15(c) of the Parent Disclosure Letter, and are not transacting any service plan or warranty business in any jurisdiction in which they are not so licensed, authorized, approved (as the case may be) or otherwise permitted to transact such business. The Parent Warranty Subsidiaries are in compliance in all material respects with all Laws, including all Laws and regulations issued by the applicable Warranty Regulator. Since August 1, 2014, no violations material to any Parent Warranty Subsidiary has been asserted in writing by any Warranty Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Warranty Regulator or which is no longer being pursued by such Warranty Regulator following a response by the relevant Parent Warranty Subsidiary. Neither the Parent Warranty Subsidiaries, nor Parent or any of its Subsidiaries is in default under or in violation of any Order entered into with or issued by any Warranty Regulator. Since August 1, 2014, neither Parent nor any of its Subsidiaries has received any notice of any such default or violation that remains uncorrected.

(d) There is no Order between either Parent or an Affiliate of either Parent (including Parent or any of its Subsidiaries), on the one hand, and any Governmental Authority, on the other hand, that would be binding on Parent or any of its Subsidiaries following the Closing, including any Order that (i) prohibits or restricts the payment of shareholder dividends or other shareholder distributions by Parent or any of its Subsidiaries, (ii) materially restricts or limits the authority of Parent or any of its Subsidiaries to conduct the business or could reasonably be expected to adversely impact the operations of the business, (iii) requires the maintenance of any employees or physical location, (iv) requires the divesture of any investments of Parent or any of its Subsidiaries or that requires any investments of Parent to be treated as non-admitted assets or (v) in any manner imposes any requirements on Parent in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under any applicable Law.

Section 3.16. Parent Benefit Plans.

(a) Section 3.16(a) of the Parent Disclosure Letter contains a true and complete list of all material United States Parent Benefit Plans. With respect to each material United States Parent Benefit Plan, Parent has provided or made available to the Company a true and complete copy, to the extent applicable, of: (i) the current plan document and all amendments thereto; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by Parent or any of its Subsidiaries from the IRS regarding the tax-

qualified status of such Parent Benefit Plan; and (vi) the most recent written results of all required compliance testing.

(b) No Parent Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Parent nor any of its Subsidiaries (A) has withdrawn at any time since August 1, 2014 from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Parent or any of its Subsidiaries or (B) has any actual or potential liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, or a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. None of the Parent Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary.

(c) With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of Parent, since August 1, 2014, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by Parent or any of its Subsidiaries forms or has formed any part of the assets of any Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(d) There are no pending or, to the Knowledge of Parent, threatened actions, claims or lawsuits against or relating to any Parent Benefit Plans, or to the Knowledge of Parent, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Parent Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No Parent Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(e) Each Parent Benefit Plan has been established, and since August 1, 2014, administered and funded in material compliance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws (including Section 409A of the Code). All premiums due or payable with respect to insurance policies funding any Parent Benefit Plan have been timely made or paid in full to the extent not required to be made or paid on or before the date hereof.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Parent or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Parent Benefit Plan; or

(iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Parent Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, and since August 1, 2014, maintained and administered in material compliance with the requirements of the Affordable Care Act.

(i) All Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have, since August 1, 2014, been maintained in material compliance with all applicable requirements; (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) With respect to any options to purchase equity securities of the Parent or any of its Subsidiaries (the “Parent Stock Options”), (i) each grant of a Parent Stock Option was duly authorized, (ii) each such grant was made in accordance with the terms of the applicable Parent Benefit Plan, the Exchange Act and all other applicable Laws, and (iii) the per share exercise price of each Parent Stock Option was not less than the fair market value of a Parent Ordinary Share on the applicable date on which the grant of such Parent Stock Option was by its terms to be effective. Section 3.16(j) of the Parent Disclosure Letter sets forth a true and complete list of all Parent Stock Options outstanding as of the date hereof, together with the vesting schedule, exercise price, date of grant and expiration date of each such outstanding Parent Stock Option.

Section 3.17. Labor and Employment.

(a) None of Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of Parent or any of its Subsidiaries and, to the Knowledge of Parent, there are not any activities or proceedings of any labor union to organize any such employees. Additionally, (i) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to Parent or any of its Subsidiaries or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, and since August 1, 2014, none of Parent or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no material charges with respect to or relating to Parent or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) Each of Parent and its Subsidiaries is and, since August 1, 2014, has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

(c) To the Knowledge of Parent, no key employee or former key employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement, statutory nondisclosure obligation, non-competition agreement or other restrictive covenants to Parent or any of its Subsidiaries, as applicable.

(d) None of Parent nor any of its Subsidiaries is delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owned upon any termination of such person’s employment or service.

(e) None of Parent or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or, since August 1, 2014, taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law. Each of Parent and its Subsidiaries is, and, since August 1, 2014, has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and each similar state or local Law.

(f) To the Knowledge of Parent, no key employee or individual independent contractor of Parent or any of its Subsidiaries is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of Parent or any of its Subsidiaries or that would materially conflict with Parent’s or any of its Subsidiaries’ business as currently conducted.

Section 3.18. Tax Matters.

(a) All material Tax Returns required to be filed by, on behalf of or with respect to Parent or any of its Subsidiaries have been duly and timely filed and are materially true and complete. All material Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to Parent or any of its Subsidiaries have been duly and timely paid. All material Taxes required to be withheld by Parent or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) Except as disclosed on Section 3.18(b) of the Parent Disclosure Letter, no material Taxes with respect to Parent or any of its Subsidiaries are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or, to the Knowledge of Parent, threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against Parent or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. No Governmental Authority of any jurisdiction in which Parent or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that Parent or such Subsidiary, as applicable, is required to file such Tax Return or pay such Tax in such jurisdiction.

(c) Except as disclosed on Section 3.18(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries (i) has received or applied for a material Tax ruling or entered into an agreement with any Governmental Authority, in either case that would be binding upon Parent or any of its Subsidiaries after the Effective time, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than an affiliated group of which the Parent or one of its Subsidiaries is the common parent) or (iii) has any liability for the Taxes of any Person (as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise, other than (x) agreements between Parent and any of its Subsidiaries, or (y) agreements entered into in the ordinary course of business that do not primarily relate to Taxes).

(d) In the Prior TWG Reorganization, all stock in Predecessor Parent Entity was acquired solely for cash.

Section 3.19. Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.19 of the Parent Disclosure Letter and as their management reasonably have determined to be prudent in accordance with industry practices.

Section 3.20. Parent Investment Assets.

(a) Parent, its Subsidiaries and TWG Re have good and marketable title to all of the Investment Assets owned by Parent, its Subsidiaries or TWG Re, as applicable, free and clear of any Encumbrance (other than a Permitted Encumbrance).

(b) The Investment Assets of Parent, its Subsidiaries and TWG Re are valued on the Parent Books and Records in accordance with GAAP and SAP, as applicable.

Section 3.21. Parent Affiliate Transactions. No Affiliate of Parent or any of its Subsidiaries (other than Parent or any of its Subsidiaries) owns any interest in any material asset or property (whether tangible or intangible) used by Parent or any of its Subsidiaries in the conduct of the business of Parent and its Subsidiaries. Section 3.21 of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of (a) any agreement between an Affiliate of Parent and TWG Re, Parent or any of its Subsidiaries and (b) any material services provided by an Affiliate of Parent to TWG Re, Parent or any of its Subsidiaries (each, a “Parent Affiliate Transaction”). Each Parent Affiliate Transaction that has, at any time, required the approval or non-disapproval, as applicable, of any Governmental Authority, has received such approval or non-disapproval, as applicable, in a timely manner and in form and substance sufficient to permit such Parent Affiliate Transaction as required.

Section 3.22. Intellectual Property.

(a) Section 3.22(a) of Parent Disclosure Letter sets forth (i) an accurate and complete (in all material respects) list of all patents, patent applications, registered trademarks, registered service marks and registered copyrights, applications for trademark, service mark and copyright registrations, domain names, and other forms of registered Intellectual Property and applications therefor, and Social Media Accounts and (ii) material Owned Software, in each case of (i) and (ii), owned or purported to be owned by Parent or one of its Subsidiaries as of the date hereof. Parent or one of its Subsidiaries exclusively owns, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to (1) the Intellectual Property set forth in Section 3.22(a) of the Parent Disclosure Letter and (2) all Owned Software. All of such issued, registered or applied for Intellectual Property is subsisting, and to the Knowledge of Parent, all of such issued or registered Intellectual Property is valid and enforceable. Neither Parent nor any of its Subsidiaries is subject to any Order that restricts or impairs in any material respect the use of (x) any Intellectual Property set forth in Section 3.22(a) of the Parent Disclosure Letter or (y) any Owned Software.

(b) To the Knowledge of Parent, Parent or one of its Subsidiaries owns or otherwise has a valid right to use, practice or exploit all Intellectual Property used or necessary to conduct the business of Parent and each of its Subsidiaries as currently conducted.

(c) Section 3.22(c) of the Parent Disclosure Letter identifies each Contract (i) under which Parent or any of its Subsidiaries licenses any Intellectual Property from any Person other than Parent or one of its Subsidiaries, other than Off-the-Shelf IT Agreements and (ii) under which Parent or any of its Subsidiaries has granted any Person any right or interest in any Intellectual Property, in each case, other than such grants that are non-exclusive and immaterial (all such Contracts required to be disclosed under (i) and (ii) above, the “Parent IP Contracts”).

(d) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has, since August 1, 2014, (i) infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any Person in a manner that could give rise to a claim from a third party that would be materially adverse to Parent or (ii) received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation, or other violation of the Intellectual Property of any Person (including any demand to refrain from using any Intellectual Property of any Person). To the Knowledge of Parent, since August 1, 2014, no Person has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property owned by Parent or any of its Subsidiaries.

(e) Parent or one of its Subsidiaries has taken commercially reasonable steps and precautions to maintain the confidentiality of the trade secrets and proprietary information of Parent and its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries has disclosed or delivered to any other Person (other than to its employees and third party contractors conducting development or similar work for Parent or any of its Subsidiaries, in each case, subject to invention assignment and reasonable confidentiality obligations) or permitted the disclosure or delivery to or from any escrow agent or other Person of, any material source code of the Owned Software.

(g) To the Knowledge of Parent, no present or former employee, independent contractor, officer, or director of Parent or any of its Subsidiaries owns any Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries or used by Parent or any of its Subsidiaries in the conduct their respective businesses as currently conducted. Each Person who is or was an employee or independent contractor of Parent or its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for or on behalf of Parent or any of its Subsidiaries has signed a valid and enforceable agreement containing an assignment of intellectual property rights to Parent or such Subsidiary and a covenant to safeguard and maintain the security and confidentiality of all trade secrets owned or purported to be owned by Parent or has valid and enforceable obligations by operation of law consistent with the foregoing.

(h) The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Parent Computer Systems”) used by Parent or any of its Subsidiaries are sufficient in all material respects for Parent’s and such Subsidiaries’ current needs in the operation of their respective businesses as presently conducted, and, to the Knowledge of Parent, in the twenty-four (24) months prior to the date hereof, there have been no material failures, crashes, security breaches, or other adverse events affecting Parent Computer Systems which have caused material disruption to the business of Parent and its Subsidiaries. Parent provides for the back-up and recovery of material data and has taken commercially reasonable steps to implement such procedures. Parent has taken commercially reasonable actions to protect the integrity and security of Parent Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.

(i) To the Knowledge of Parent, none of the Owned Software contains, is derived from, or is distributed, integrated or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license that, as used, modified, integrated, bundled, called or distributed by Parent or its Subsidiaries: (i) requires or conditions the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of the Owned Software; or (ii) otherwise imposes an obligation on Parent to distribute any Owned Software on a royalty-free basis.

(j) To the Knowledge of Parent, the Owned Software does not contain any computer code or any other mechanisms which would (i) disable, erase or materially disrupt or materially harm in any way such Owned Software’s operation, or cause the Owned Software to materially damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Owned Software without authorization, other than routine software bugs and/or glitches that may be promptly remedied in the ordinary course of the business of Parent or its Subsidiaries, as applicable.

Section 3.23. Real Property.

(a) Section 3.23(a) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof, including addresses, of all real property owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”). Parent or one of its Subsidiaries has valid title to the Parent Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Parent or one of its Subsidiaries has exclusive possession of each parcel of Parent Owned Real Property, other than any occupancy rights granted to third party owners, tenants or licensees pursuant to agreements with respect to such Parent Owned Real Property entered into in the ordinary course of business. No portion of any Parent Owned Real Property or, to the Knowledge of Parent, Parent Leased Real Property, is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and, to the Knowledge of Parent, there is no threatened condemnation or other eminent domain proceeding with respect thereto. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Parent Owned Real Property. There are no tax reduction proceedings pending with respect to all or any portion of any Parent Owned Real Property. To the Knowledge of Parent, (i) there is no existing breach or default by any party under any easements or restrictive covenants affecting the Parent Owned Real Property which breach or default has not yet been cured, (ii) neither Parent nor any of its Subsidiaries have received written notice of any default under any easements or restrictive covenants affecting the Parent Owned Real Property which breach or default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Parent Owned Real Property. There are no continuing disputes with any supplier or vendor providing services for or to any Parent Owned Real Property (e.g., cafeteria supplies and/or janitorial services).

(b) Section 3.23(b)(i) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof, including addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, Parent or any of its Subsidiaries (the “Parent Leased Real Property,” and together with the Parent Owned Real Property, the “Parent Real Property”). Section 3.23(b)(i) of the Parent Disclosure Letter identifies, with respect to each portion of Parent Leased Real Property, each lease, sublease, license, guaranty or other contractual obligation under which such Parent Leased Real Property is occupied or used (the “Parent Real Property Leases”). Each of the Parent Real Property Leases constitutes the valid and legally binding obligation of Parent and its Subsidiaries, enforceable in accordance with its terms (assuming the due and valid authorization, execution, and delivery of the other parties thereto), constitutes a valid and binding obligation of the Company, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general applicability relating to or affecting creditors’ rights or (y) by general equity principles whether such enforceability is considered in proceedings in equity or at law, or except as would not have a Parent Material Adverse Effect. As of the date hereof, each of the Parent Real Property Leases is in full force and effect, and Parent or one of its Subsidiaries holds a valid leasehold interest in the subject Parent Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. To the Knowledge of Parent, (i) there is no existing breach or default by any party under any Parent Real Property Lease which breach or default has not yet been cured, (ii) neither Parent nor any of its Subsidiaries have received written notice of any default under any Parent Real Property Lease which default has not yet been cured, (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any Parent Real Property Lease, and (iv) there are no continuing disputes between Parent or any of its Subsidiaries and any landlord or sublandlord of any Parent Leased Real Property. Except as set forth in Section 3.23(b)(ii) of the Parent Disclosure Letter, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms and conditions hereof, require the consent of any landlords or sublandlords pursuant to any Parent Real Property Lease. No Parent Real Property Lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent.

(c) Section 3.23(c) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof, including addresses, of all subleases, licenses, concessions, occupancy agreements, or other contractual obligations granting to any Person (other than Parent or one of its Subsidiaries) the right of use or occupancy of Parent Real Property (the “Parent Subleases”) and there is no Person (other than Parent or one of its Subsidiaries) in possession of Parent Real Property. As of the date hereof, each of the Parent Subleases is in full force and effect.

(d) In connection with the early termination by TWG Holdings, Inc. (“West Jackson Tenant”) of the Parent Leased Real Property located at 175 West Jackson Boulevard, Suites 1100 and 1200, Chicago, Illinois 60604 (the “West Jackson Leased Property”), 175 Jackson L.L.C. (“West Jackson Landlord”) agreed to extend to January 1, 2018 the deadline for payment by the West Jackson Tenant of the termination fee of $2,720,000.00 required to be paid under Section 2 of that certain Second Amendment to Lease (the “West Jackson Lease Amendment”) dated March 7, 2017 between West Jackson Tenant and the West Jackson Landlord.

Section 3.24. Anti-Takeover Provisions. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar antitakeover statute or similar statute or regulation applies to Parent or any of its Subsidiaries with respect to this Agreement or the Merger.

Section 3.25. No Brokers. Neither Parent nor any of its Subsidiaries nor TWG Re has employed any broker, finder or agent or incurred any liability to any broker, finder, or agent in connection with the transactions contemplated by this Agreement, other than UBS Securities LLC pursuant to a letter agreement, a true and complete copy of which has been previously provided to the Company.

Section 3.26. Environmental Matters. There are no pending or, to the Knowledge of Parent, threatened Actions against Parent or any of its Subsidiaries that seek to impose, or that are reasonably likely to result in, any material liability or obligation of Parent or any of its Subsidiaries under any Law concerning worker health and safety, pollution or the protection of the environment or human health as it relates to the environment, and neither Parent nor any of its Subsidiaries is subject to any Order imposing any material liability or obligation on Parent or any of its Subsidiaries with respect to any of the foregoing.

Section 3.27. Privacy and Data Security.

(a) Since August 1, 2014, Parent and its Subsidiaries have complied, to the extent applicable, in all material respects with (i) all Data Protection Laws; (ii) generally accepted industry standards to protect the operation, confidentiality, integrity, and security of its software, systems, and websites that are involved in the collection and/or processing of Personal Data; (iii) all binding published, posted, and internal policies, procedures, agreements, and notices of Parent and its Subsidiaries relating to the collection, use, or disclosure of Personal Data (“Privacy Policies”); (iv) the terms of Parent Material Contracts to the extent that such Parent Material Contracts include provisions relating to the collection, use, or disclosure of Personal Data; and (v) any applicable regulatory requirements or restrictions relating to the transfer of Personal Data across national borders.

(b) The Privacy Policies comply in all material respects with applicable Data Protection Laws. All employees, officers, agents, and other representatives of Parent and its Subsidiaries have, where necessary or customary in the industry, received training with respect to compliance with Data Protection Law and the Privacy Policies.

(c) Parent and its Subsidiaries have undertaken reasonable efforts to and will achieve material compliance with the General Data Protection Regulation (Regulation (EU) 2016/679) and its implementing statutes prior to May 25, 2018.

(d) Since August 1, 2014, Parent and its Subsidiaries have in all material respects made all required registrations and notifications required by and in accordance with all applicable Data Protection Laws, and any such registrations and notifications are current, complete, and accurate in all material respects.

(e) Since August 1, 2014, neither Parent nor any of its Subsidiaries has received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law, and, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries is under investigation by any Governmental Authority for any actual or potential material violation of any Data Protection Law. Since August 1, 2014 through the date hereof, no material written notice, complaint, claim, Action, or Litigation of any kind has been served on, or, to the Knowledge of Parent, initiated against, Parent or any of its Subsidiaries under any applicable Data Protection Law.

(f) To the Knowledge of Parent, since August 1, 2014, there have been no material failures, crashes, security breaches, or other adverse events or incidents related to Personal Data affecting Parent or any of its Subsidiaries which would require notification by Parent or any of its Subsidiaries of individuals, law enforcement, or any Governmental Authority or any remedial action by Parent or any of its Subsidiaries under any applicable contract or Data Protection Law. To the Knowledge of Parent, as of the date hereof, there are no pending complaints, Actions, fines, or other penalties facing Parent or any of its Subsidiaries in connection with any such failures, crashes, security breaches, or other adverse events or incidents.

Section 3.28. Illegal or Unauthorized Payments; Political Contributions; Exports.

(a) None of Parent, any Subsidiary or Affiliate or, to the Knowledge of Parent, any directors, or officers, agents, or employees, shareholders, owners (whether direct, indirect, or beneficial), partners, managers, members, or any other Person, in each case acting for or on behalf of Parent or any Subsidiary or Affiliate, (i) is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, or any other Law relating to bribery or corruption (collectively, including the FCPA, the “Anticorruption Laws”); (ii) since August 1, 2014, has offered, promised, or given anything of value, directly or indirectly, to a Parent Customer to induce or reward the improper performance of the Parent Customer’s function or the breach of a duty owed by the Parent Customer to his or her employer, in each case in violation of applicable Anticorruption Laws; (iii) since August 1, 2014, has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) since August 1, 2014, has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; (v) since August 1, 2014, has taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage; or (vi) is a Government Official.

(b) Since August 1, 2014, neither Parent nor any of its Subsidiaries or Affiliates has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law, Anticorruption Laws, or any similar applicable law by any Governmental Authority, nor to the Knowledge of Parent have there been any allegations, investigations (formal or informal), inquiries, Actions, charges, or proceedings with regard to any violation or potential violation of the any of the foregoing laws by Parent, or any of their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, shareholders, agents, or any other Person, in each case acting for or on behalf of Parent or any Subsidiary or Affiliate.

Section 3.29. Money Laundering; Sanctions.

(a) The operations of Parent and its Subsidiaries are and, since August 1, 2014, have been conducted in material compliance with all applicable anti-money laundering Laws. To the Knowledge of Parent, no cause of action, action, claim, suit, demand, proceeding, notice of violation, or investigation, by or before any Governmental Authority involving Parent or any of its Subsidiaries with respect to such anti-money laundering Laws is or, since August 1, 2014, has been pending or threatened.

(b) Parent and its Subsidiaries are and, since August 1, 2014, have been in compliance, in all material respects, with all applicable economic sanctions Laws, including, but not limited to, the U.S. economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).    None of Parent, its Subsidiaries nor any of their directors or officers, nor, to the Knowledge of Parent, any employee or agent acting for or on behalf of Parent or its Subsidiaries, is an individual or entity included on, or is owned in the aggregate, directly or indirectly, 50% or more or controlled by any Person that is included on any list of sanctioned parties maintained by the United States, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or located, organized or resident in a country or territory that is the subject of comprehensive sanctions imposed by the United States (Crimea, Cuba, Iran, North Korea and Syria).    Since August 1, 2014, none of Parent nor any of its Subsidiaries have, to the Knowledge of Parent, participated, in a material violation of applicable economic sanctions Laws, in any transaction involving such a sanctioned Person, or any country or territory subject to comprehensive sanctions imposed by the United States. Parent and its Subsidiaries have not received any written notice alleging any violation, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of, nor have they violated any applicable economic sanctions Laws.

Section 3.30. Disclosure Documents. None of the information supplied or to be supplied by the TWG Parties for inclusion or incorporation by reference in the Registration Statement, contains or will contain, as applicable, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the TWG Parties for inclusion or incorporation by reference in the Proxy Statement/Prospectus, on the date it is first mailed to the Company’s Stockholders or Parent’s Stockholders or at the time of the Company Stockholders Meeting contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the TWG Parties with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

Section 3.31. Insurance Contracts. Except as set forth in Section 3.31(i) of the Parent Disclosure Letter, since August 1, 2014, all Insurance Contracts, and all marketing materials prepared by or on behalf of Parent or any of its Subsidiaries, are and have been, to the extent required by applicable Law and in all material respects, on forms individually or in the aggregate approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection, and any rates of Parent or any of its Subsidiaries required to be filed with or approved by any Governmental Authority have been so filed or approved, and the rates used by Parent or any of its Subsidiaries have conformed in all material respects with the rates so filed or are otherwise in compliance with applicable Law and have conformed in all material respects with Parent’s underwriting standards, guidelines and criteria. Except as indicated in Section 3.31(ii) of the Parent Disclosure Letter, all Insurance Contracts comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. Parent and its Subsidiaries have made available to the Company true and complete copies of all policy forms in respect of U.S. contractual liability insurance policies that (A) are currently used by Parent or its Subsidiaries, (B) have been used by Parent or its Subsidiaries for business which is still in force and (C) in either of case (A) or (B), represent a material portion of the business of Parent and its Subsidiaries (taken as a whole).

Section 3.32. Underwriting. True and complete copies of the current underwriting standards, guidelines and criteria of Parent or any of its Subsidiaries have been made available to the Company. Parent and its Subsidiaries in effect as of the date hereof are in compliance with and has adhered to, in each case, in all material respects, the underwriting standards, guidelines and criteria made available to the Company.

Section 3.33. Risk-Based Capital. Parent has made available to Company true and complete copies of all analyses and reports submitted by or on behalf of the Parent or any of its Subsidiaries to any insurance regulatory authority during the twelve (12) months prior to the date hereof relating to the risk-based capital calculations of Parent or any of its Subsidiaries.

Section 3.34. Insurance Producers.

(a) Except as set forth in Section 3.34(a)(i) of the Parent Disclosure Letter, to the Knowledge of Parent, each Person, including salaried employees of Parent and any of its Subsidiaries, performing the duties of insurance producer, agent, managing general agent, broker, solicitor, marketer, underwriter, wholesaler, distributor, producer or customer representative for Parent or any of its Subsidiaries (each, a “Producer” and collectively, “Producers”), at the time such Producer wrote, sold or produced business for or on behalf of the Parent or any of its Subsidiaries, was duly licensed and appointed, where required, as an insurance producer, managing general agent, agency or broker or solicitor, as applicable (for the type of business written, sold or produced by such Producer), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited, or serviced such business for Parent, as may be required by such jurisdiction and acted in such capacity in compliance with all applicable Law in the writing, sale, production, solicitation or servicing of such business or products. Section 3.34(a)(ii) of the Parent Disclosure Letter sets forth a true and complete list of any Producer that has accounted for $10 million or more of the gross written premium of Parent in any of the calendar years ended December 31, 2016 (any such Producer, a “Significant Producer”).

(b) Section 3.34(b) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of all in-force contracts between any Significant Producer, on the one hand, and the Parent or any of its Subsidiaries on the other hand (each, a “Producer Contract”).

(c) Except as set forth in Section 3.34(c) of the Parent Disclosure Letter, since August 1, 2014, none of Parent or any of its Subsidiaries has made a filing with any Governmental Authority seeking an exemption under 18 USC §1033(e)(2) with respect to any Producer.

(d) Except as set forth in Section 3.34(d) of the Parent Disclosure Letter, to the Knowledge of Parent, no Significant Producer has notified Parent or any of its Subsidiaries, either orally or in writing, that such Significant Producer will be unable or unwilling to continue its relationship with Parent or any of its Subsidiaries after the Closing.

Section 3.35. Ownership of Assets. Parent or one of its Subsidiaries has good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a valid leasehold interest in, or the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, and otherwise commercially exploit, all of the properties, rights, and assets, whether real or personal and whether tangible or intangible, that are used or held for use in connection with the business and operations of the Parent and its Subsidiaries, except in each case for failures to have such title, interest and rights that have not been and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. None of the real or personal property of Parent or any of its Subsidiaries is subject to any Encumbrance, other than a Permitted Encumbrance.

Section 3.36. Segregated Fiduciary Accounts. Section 3.36 of the Parent Disclosure Letter sets forth a true and complete list of all fiduciary accounts maintained by Parent or any of its Subsidiaries as of the date hereof (collectively, the “Segregated Fiduciary Accounts”). Each Segregated Fiduciary Account is maintained in connection with Parent’s or any of its Subsidiaries’ insurance clients or insurance carriers. All funds for payment of premium, return premium and claims payments that are processed through any Producer for Parent or any of its Subsidiaries are held in Segregated Fiduciary Accounts maintained in compliance with applicable Laws.

Section 3.37. Bank Accounts and Powers of Attorney. Section 3.37(a) of the Parent Disclosure Letter sets forth a list of all of the material bank accounts of Parent and each of its Subsidiaries as of the date hereof. There are no powers of attorney currently in effect that have been granted by Parent or any of its Subsidiaries to any Person who is not a current employee, officers or director of Parent or its Subsidiaries, other than any such power of attorney that (i) can be unilaterally revoked by Parent or any of its Subsidiaries or (ii) is not material to Parent, Parent’s Subsidiaries or their respective businesses.

Section 3.38. No Other Representations. Notwithstanding anything to the contrary set forth in Section 4.06 or elsewhere in this Agreement, Parent acknowledges that the Company has not made any representation or warranty in this Agreement to the effect that the Company Actuarial Reserves are or will be sufficient or adequate for the purposes for which they were established or that the Company Actuarial Reserves may not develop adversely or, subject to Section 4.08, that the reinsurance recoverables taken into account in determining the amount of the Company Actuarial Reserves will be collectible. Except for the representations and warranties expressly contained in Article IV or any certificate delivered pursuant to Section 6.02(d), Parent acknowledges that neither the Company nor any other Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or their respective businesses or with respect to any other information provided to Parent or its Representatives or Affiliates in connection with the transactions contemplated hereby, and neither Parent, Merger Sub, Parent’s other Subsidiaries or TWG Re is relying on any representation or warranty with respect to the Company and its

Subsidiaries, other than the representations and warranties expressly contained in Article IV or any certificate delivered pursuant to Section 6.02(d).

ARTICLE IV

Representations and Warranties of the Company

In order to induce Parent, TWG Re and Merger Sub to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and except as otherwise expressly disclosed in the Company Reports filed or furnished prior to the date hereof (other than (i) any information that is contained solely in the “Risk Factors” section of such Company Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company Reports) or as set forth in a schedule to the Company Disclosure Letter delivered to Parent and Merger Sub immediately prior to the execution of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub:

Section 4.01. Corporate Status.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate or organizational power and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Company Material Adverse Effect. True and complete copies of the Organizational Documents of the Company, as amended to date, are filed with the SEC and included in the Company Reports, and the Company is not in material violation of any provision of such Organizational Documents. The Organizational Documents of the Company, as so filed, are in full force and effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation, or organization and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Organizational Documents of the Company’s material Subsidiaries as amended to date, and no such Subsidiary is in material violation of any provision of its Organizational Documents.

(c) The only Subsidiaries or other Affiliates through which the Company and its Subsidiaries conducts insurance operations are the Company Insurance Subsidiaries.

(d) Section 4.01(d) of the Company Disclosure Letter sets forth a true and complete list of each direct and indirect Subsidiary of the Company as of the date hereof, the jurisdiction of organization of each such Subsidiary and the owners and relevant percentage ownership of all of the issued and outstanding Capital Stock of each such Subsidiary.

(e) All Capital Stock of the Company’s Subsidiaries has been duly and validly authorized and is validly issued, fully paid, and non-assessable. All such Capital Stock owned by the Company or any of the Company’s Subsidiaries is free and clear of any Encumbrances, other than any restrictions on transfer generally imposed under applicable securities laws.

(f) Except as set forth on Section 4.01(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any Capital Stock of any Person other than (i) the Capital Stock of any Subsidiary of the Company and (ii) the Company Investment Assets. Except as set forth on Section 4.01(f) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation or liability regarding the making of any investment (in the form of a loan, capital contribution, or otherwise) in any other Person.

Section 4.02. Corporate and Governmental Authorization.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, has been duly authorized by the Company and, except for the Company Stockholder Approval, no other corporate or other proceedings on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution, and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(b) Except for the filing of any notices or other filings under the HSR Act or any Foreign Antitrust Law, the filing of a listing application in respect of the Parent Ordinary Shares on the NYSE, the filing and effectiveness of the Registration Statement and Proxy Statement/Prospectus with the SEC (along with any other filing obligations under the Securities Act or the Exchange Act) and the Required Approvals, the execution and delivery by the Company of this Agreement does not and the consummation of the Merger and the other transactions contemplated hereby do not require any Order, Permit, consent, approval, license, qualification or authorization of, or filing or registration with or notification to, any Governmental Authority.

Section 4.03. Non-Contravention. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby by the Company, will (a) violate any provision of the certificate of incorporation or bylaws or similar Organizational Documents of the Company or any of its Subsidiaries, or (b) (i) assuming that the consents, approvals and filings referred to in Section 3.02(b) or Section 4.02(b) are duly obtained and/or made and are in full force and effect, violate in any material respect any Law applicable to the Company or its Subsidiaries, (ii) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or accelerate the performance of any obligation required by, or require any consent of or other action by any Person under, any Contract listed as an exhibit, or required to be listed as an exhibit, to the Company’s most recently filed Annual Report on Form 10-K, or (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any properties or assets or rights of the Company or its Subsidiaries, except, in the case of the foregoing clauses (b)(ii) and (b)(iii), for such matters which would not be reasonably likely to have a Company Material Adverse Effect.

Section 4.04. Capitalization; Title to Shares. The authorized Capital Stock of the Company as of the date hereof consists solely of 800,000,000 shares of Common Stock, par value $0.01, of which 53,811,707 are issued and outstanding as of October 13, 2017, 150,001 shares of Class B Common Stock of the Company, par value $0.01 per share of which none are issued or outstanding, 400,001 shares of Class C Common Stock of the Company, par value $0.01 per share, of which none are issued or outstanding, and 200,000,000 shares of Preferred Stock, par value $1.00 per share of which 19,160 shares of Series B Preferred Stock of the Company and 5,000 shares of Series C Preferred Stock of the Company are authorized and none of which are issued or outstanding. Except for (x) Company Common Shares underlying outstanding Company Equity Awards, (y) Company Common Shares issuable in the ordinary course of business consistent with past practice to satisfy a Company-match pursuant to any defined contribution Company Benefit Plan in effect of the date hereof that contains a cash or deferred arrangement intended to meet the requirements of Section 401(k) of the Code, and (z) in connection with the Company ESPP, there are no outstanding warrants, options, contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, sell, purchase, return or redeem any shares of Capital Stock or other securities of the Company as of the date hereof. There are no voting trusts, proxies or other similar Contracts or commitments to which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of Capital Stock of or other voting or equity interests in the Company or any of its Subsidiaries or contractual obligations or commitments of any character to which the Company is a party restricting the transfer of, voting of, or requiring the registration for sale of, any shares of Capital Stock of or other voting or equity interests in the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities described in this Section 4.04. All Capital Stock of the Company has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any federal or state securities laws, or in violation of or subject to any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of the date hereof, the Company does not have any outstanding borrowings (other than any outstanding letters of credit) under that certain Credit Agreement, dated as of September 16, 2014, among Assurant, Inc., the lenders party thereto, JP Morgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as syndication agent, as amended.

Section 4.05. Company Financial Statements; SEC Reports; Statutory Statements.

(a) The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments, none of which are expected to be material in nature. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of operations, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

(b) The term “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c) The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it with or to the SEC since August 1, 2014 (the “Company Reports”), together with any exhibits required to be filed with any such Company Report. As of its respective date, each Company Report (together with any such exhibits) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) With respect to each Company Report that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

(e) The Company has previously furnished to Parent true and complete copies of the following statutory statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: the audited annual statement of each Company Insurance Subsidiary as at December 31 in each of the years ended 2014, 2015 and 2016 and the quarterly statutory statements for the quarter ended June 30, 2017 (collectively, the “Company Insurer Statutory Statements”).

(f) The Company Insurer Statutory Statements (i) were prepared in conformity with SAP, except as expressly set forth within the subject financial statements and (ii) present fairly to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition and statutory results of operation of each Company Insurance Subsidiary as of the dates and for the periods therein specified.

Section 4.06. Reserves.

(a) The Company Actuarial Reserves of the Company Insurance Subsidiaries contained in the Company Insurer Statutory Statements: (i) have been, except as otherwise noted in the applicable Company Insurer Statutory Statements, computed in accordance with applicable actuarial standards of practice; (ii) have been computed based on actuarial assumptions that are consistent with applicable Contract provisions and with those used to compute the corresponding items in the Company Insurer Statutory Statements; and (iii) satisfy in all material respects the requirements of all applicable Insurance Laws.

(b) The Company has made available to Parent true and complete copies of all actuarial reports and any other reports and sensitivity and other analyses relating to the adequacy or sufficiency of the Company Actuarial Reserves prepared on behalf of the Company Insurance Subsidiaries and each of their respective Subsidiaries by actuaries, independent or otherwise, addressing the Company Actuarial Reserves that cover periods beginning on or after August 1, 2014 through the date hereof.

(c) The Company has provided or made available to Parent (i) the methodology used by the Company to evaluate the adequacy or sufficiency of reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of the Company Insurance Subsidiaries (the “Company Actuarial Reserves”) in relation to actual and expected costs on insurance contract, service contract and warranty claims; (ii) all material data inputs used by the Company to perform such analysis; and (iii) the outputs and material conclusions of such analysis, as calculated by the Company using such data inputs, that cover periods beginning on or after August 1, 2014, through the date hereof.

Section 4.07. Contracts.

(a) Section 4.07(a) of the Company Disclosure Letter sets forth a true and complete list of the following contracts to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i) any contract creating a partnership, limited liability company or joint venture, in each case, other than any contract governing (A) the Company’s Investment Assets (excluding the Company’s investment in Ike Grupo Empresarial, S. de R.L. de C.V. or any Affiliate of Ike Grupo Empresarial, S. de R.L. de C.V.) and (B) any of the Company’s wholly-owned Subsidiaries;

(ii) any contract pursuant to which the Company or any of its Subsidiaries has incurred any material Indebtedness; and

(iii) all contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party or subject to, or contracts that require or are otherwise based on any qualification or authorization for participation in any program administered by any Governmental Authority.

(b) (i) Each contract required to be disclosed on Section 4.07(a) of the Company Disclosure Letter and (ii) each contract listed as an exhibit, or required to be listed as an exhibit, to the Company’s most recently filed Annual Report on Form 10-K ((i) and (ii), the “Company Material Contracts”) is a valid and binding obligation of the Company or its Subsidiary and enforceable against the Company, any such Subsidiary and, to the Knowledge of the Company, enforceable against each other party thereto (except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each party thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice of cancellation of any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Material Contract is in material breach or violation of, or material default under, any Company Material Contract.

Section 4.08. Absence of Certain Changes or Events. (a) Since June 30, 2017, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business; (b) since December 31, 2016, there has not been any event, condition, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) since June 30, 2017 the Company and its Subsidiaries have not taken any action (or failed to take any action) that, if taken (or failed to be taken) during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

Section 4.09. Litigation.

(a) There is no Action pending or with respect to which the Company or any of its Subsidiaries has been served with written notice or any other Action that, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries, that individually (or in the aggregate with respect to any Actions based on similar facts, circumstances or events or involving similar factual allegations) (i) would reasonably be expected to result in any liability or loss in excess of $5,000,000, (ii) would reasonably be expected to have the effect of preventing any of the transactions contemplated hereby or (iii) would reasonably be expected to result in a material injunction or other similar remedy. There is no Order outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their assets, properties, rights or businesses resulting in, or that would reasonably be expected to result in, (i) a liability or loss of $5,000,000 or more or (ii) a material injunction or other similar remedy.

(b) Since August 1, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any Actions resulting in or requiring payments by the Company or any of its Subsidiaries, either individually or in the aggregate, exceeding $1,000,000.

Section 4.10. Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any Liabilities of any nature (whether accrued, absolute, asserted or unasserted, contingent or otherwise) except for Liabilities (a) properly accrued or reserved against in the Company’s consolidated balance sheet as of June 30, 2017 included in the Company Financial Statements, or disclosed in the notes thereto, (b) incurred in the ordinary course of business since June 30, 2017 (none of which are Liabilities resulting from noncompliance with any applicable Law, breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) Liabilities for any out-of-pocket expenses incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, and (d) which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11. Sarbanes-Oxley Act.

(a) The Company is in compliance, in all material respects, with (i) the provisions of the Sarbanes-Oxley Act and (ii) the listing and corporate governance rules and regulations of NYSE applicable to the Company as of the date of this Agreement. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the effectiveness of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has arranged any “extensions of credit” to any executive officer or director of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(b) The management of the Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or caused such disclosure control and procedures to be designed and implemented under their supervision to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to management of the Company, by others within those entities. Since August 1, 2014, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since August 1, 2014, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(c) Since August 1, 2014, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received or otherwise has knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls relating to periods after August 1, 2014, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after August 1, 2014, by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

(d) As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in its system of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.12. Compliance with Law. Since August 1, 2014, the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has at any time since August 1, 2014 received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply in any material respect with, any applicable Law, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that is no longer being pursued by such Governmental Authority following a response by the Company or its Subsidiaries.

Section 4.13. Tax Matters.

(a) All material Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are materially true and complete. All material Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to the Company or any of its Subsidiaries have been duly and timely paid. All material Taxes required to be withheld by Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) Except as disclosed on Section 4.13(b) of the Company Disclosure Letter, no material Taxes with respect to the Company or any of its Subsidiaries are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. No jurisdiction in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company or such Subsidiary, as applicable, is required to file such Tax Return or pay such Tax in such jurisdiction.

(c) Except as disclosed on Section 4.13(c) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries (i) has received or applied for a material Tax ruling or entered into an agreement with any Governmental Authority, in either case that would be binding upon Company or any of its Subsidiaries after the Effective time, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than an affiliated group of which the Company or one of its non-U.S. Subsidiaries is the common parent) or (iii) has any material liability for the Taxes of any Person (as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, other than (x) agreements between the Company and its Subsidiaries, or (y) agreements entered into in the ordinary course of business that do not primarily relate to Taxes).

Section 4.14. Intellectual Property.

(a) To the Knowledge of the Company, the Company or one of its Subsidiaries owns or otherwise has a valid right to use, practice or exploit all Intellectual Property used or necessary to conduct the business of the Company and each of its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has, since August 1, 2014, (i) infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any Person in a manner that could give rise to a claim from a third party that would be materially adverse to the Company or (ii) received any written charge, complaint, claim, demand, or notice alleging material infringement, dilution, misappropriation, or other violation of the Intellectual Property of any Person (including any demand to refrain from using any Intellectual Property of any Person). To the Knowledge of the Company, no Person has materially infringed, diluted, misappropriated, or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries.

(c) The Company or one of its Subsidiaries has taken commercially reasonable steps and precautions to maintain the confidentiality of the trade secrets and proprietary information of the Company and its Subsidiaries.

Section 4.15. Company Benefit Plans.

(a) Neither the Company nor any of its Subsidiaries (i) has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in a Company Material Adverse Effect or (ii) has any actual or potential liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, or a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, except to the extent such liability could not reasonably be expected to result in a Company Material Adverse Effect.

(b) With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code, except to the extent such liability, penalty, or tax could not reasonably be expected to result in a Company Material Adverse Effect.

(c) There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans (other than routine benefits claims) that could reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect.

(d) Each Company Benefit Plan has been established, administered and funded in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws, except where non-compliance could not reasonably be expected to result (whether individually or in the aggregate) in material liability to the Company or any of its Subsidiaries.

(e) Except as could not reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (i) result in any material payment becoming due, or any material increase in the amount of any compensation or benefits due, to any current or former employee of the Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of any material payment or vesting of any such compensation or benefits.

(f) Except as could not reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in compliance with all applicable requirements; (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.16. Labor and Employment.

(a) Except as could not reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect, (i) there is no unfair labor practice charge or complaint pending by or before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any employee or other service provider thereof; (ii) there is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) none of the Company nor any of its Subsidiaries has experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to its employees; (iv) there is no representation claim or petition pending by or before any applicable Governmental Authority; and (v) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending by or before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) Except as could not reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect, each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

(c) To the Knowledge of the Company, no key employee or former key employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement, statutory nondisclosure obligation, non-competition agreement or other restrictive covenants to the Company or any of its Subsidiaries, as applicable.

(d) Except as could not reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries is delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owned upon any termination of such person’s employment or service.

(e) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement or labor-related agreement or arrangement that pertains to any of the employees of the Company or any of its Subsidiaries that could reasonably be expected to result (whether individually or in the aggregate) in a Company Material Adverse Effect.

Section 4.17. Company Investment Assets.

(a) Except where failure to be true would not reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all of the Investment Assets owned by the Company or its Subsidiaries (the “Company Investment Assets”), free and clear of any Encumbrance (other than a Permitted Encumbrance).

(b) The Company Investment Assets are valued on the Company Books and Records in accordance with GAAP and SAP, as applicable.

Section 4.18. Company Affiliate Transactions. No Affiliate of Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) is party to any agreement, whether oral or written, with the Company or any of its Subsidiaries. No Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) provides any material services to the Company or any of its Subsidiaries. No Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) owns any interest in any material asset or property (whether tangible or intangible) used by the Company or any of its

Subsidiaries in the conduct of the business of the Company and its Subsidiaries. Section 4.18 of the Company Disclosure Letter sets forth a true, complete and correct list of any and all Contracts or other arrangements or transactions described in the foregoing sentences of this Section 4.18.

Section 4.19. Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as their management reasonably have determined to be prudent in accordance with industry practices.

Section 4.20. Vote Required. The affirmative vote of the holders of a majority in voting power of the Company Common Shares present in person or represented by proxy at a meeting of the Company stockholders at which quorum is present in accordance with the bylaws of the Company (the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of the Company’s Capital Stock necessary in connection with the transactions contemplated by this Agreement, including the Merger.

Section 4.21. Illegal or Unauthorized Payments; Political Contributions; Exports.

(a) None of the Company, any Subsidiary or Affiliate or, to the Knowledge of the Company, any directors, or officers, agents, or employees, shareholders, owners (whether direct, indirect, or beneficial), partners, managers, members, or any other Person, in each case acting for or on behalf of the Company or any Subsidiary or Affiliate, (i) is in violation of the Anticorruption Laws; (ii) has offered, promised, or given anything of value, directly or indirectly, to a Company Customer to induce or reward the improper performance of the Company Customer’s function or the breach of a duty owed by the Company Customer to his or her employer, in each case in violation of applicable Anticorruption Laws; (iii) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; (v) has taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage; or (vi) is a Government Official.

(b) Neither the Company nor any of its Subsidiaries or Affiliates has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law, Anticorruption Laws, or any similar applicable law by any Governmental Authority, nor to the Knowledge of the Company have there been any allegations, investigations (formal or informal), inquiries, Actions, charges, or proceedings with regard to any violation or potential violation of the any of the foregoing laws by the Company, or any of their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, shareholders, agents, or any other Person, in each case acting for or on behalf of the Company or any Subsidiary or Affiliate.

Section 4.22. Money Laundering; Sanctions.

(a) The operations of the Company and its Subsidiaries are and have, since August 1, 2014, been conducted in material compliance with all applicable anti-money laundering Laws. To the Knowledge of the Company, no cause of action, action, claim, suit, demand, proceeding, notice of violation, or investigation, by or before any court or Governmental Authority involving Company or any of its Subsidiaries with respect to such anti-money laundering Laws has been or is pending or threatened.

(b) The Company and its Subsidiaries have since August 1, 2014 complied, and currently are in compliance, in all material respects, with all applicable economic sanctions Laws, including, but not limited to the U.S. economic sanctions administered by OFAC. None of the Company, its Subsidiaries nor any of their directors or officers, nor, to the Knowledge of the Company, any employee or agent acting for or on behalf of the Company or its Subsidiaries, is an individual or entity included on, or is owned in the aggregate, directly or indirectly, 50% or more or controlled by any Person that is included on any list of sanctioned parties maintained by the United States, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or located, organized or resident in a country or territory that is the subject of comprehensive sanctions imposed by the United States (Crimea, Cuba, Iran, North Korea and Syria). Since August 1, 2014, none of the Company nor any of its Subsidiaries have, to the Knowledge of the Company, participated, in a material violation of applicable economic sanctions Laws, in any transaction involving such a sanctioned Person, or any country or territory subject to comprehensive sanctions imposed by the United States. The Company and its Subsidiaries have not received any written notice alleging any violation or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of, nor have they violated any applicable economic sanctions Laws.

Section 4.23. Anti-Takeover Provisions. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company or any of its Subsidiaries with respect to this Agreement or the Merger.

Section 4.24. No Brokers. Neither the Company nor any of its Subsidiaries has employed any broker, finder or agent or incurred any liability to any broker, finder, or agent in connection with the transactions contemplated by this Agreement, other than Morgan Stanley & Co. LLC.

Section 4.25. Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement, contains or will contain, as applicable, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus, on the date it is first mailed to the Company’s Stockholders or Parent’s Stockholders or at the time of the Company Stockholders Meeting contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.26. Privacy and Data Security.

(a) Since August 1, 2014, the Company and its Subsidiaries have complied, to the extent applicable, in all material respects with (i) all Data Protection Laws; (ii) binding industry standards to protect the operation, confidentiality, integrity, and security of its software, systems, and websites that are involved in the collection and/or processing of Personal Data; (iii) all binding published, posted, and internal policies, procedures, agreements, and notices of the Company and its Subsidiaries relating to the collection, use, or disclosure of Personal Data (“Company Privacy Policies”); and (iv) any applicable regulatory requirements or restrictions relating to the transfer of Personal Data across national borders.

(b) The Company Privacy Policies comply in all material respects with applicable Data Protection Laws.

(c) Since August 1, 2014, the Company and its Subsidiaries have in all material respects made all required registrations and notifications required by and in accordance with all applicable Data Protection Laws, and any such registrations and notifications are current, complete, and accurate in all material respects.

(d) Since August 1, 2014, neither the Company nor any of its Subsidiaries has received any material subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority for any actual or potential material violation of any Data Protection Law. Since August 1, 2014, no material written notice, complaint, claim, Action, or Litigation of any kind has been served on, or, to the Knowledge of the Company, initiated against, the Company or any of its Subsidiaries under any applicable Data Protection Law.

(e) Since August 1, 2014, there have been no material failures, crashes, security breaches, or other adverse events or incidents related to Personal Data affecting the Company or any of its Subsidiaries which would require notification by the Company or any of its Subsidiaries of individuals, law enforcement, or any Governmental Authority or any remedial action by the Company or any of its Subsidiaries under any applicable contract or Data Protection Law. To the Knowledge of the Company, there are no pending material complaints, Actions, fines, or other penalties facing the Company or any of its Subsidiaries in connection with any such failures, crashes, security breaches, or other adverse events or incidents.

Section 4.27. Sufficiency of Funds. The Company will, as of the Closing, have available to it all funds necessary to satisfy the payment of the Aggregate Cash Consideration and the aggregate payoff amount of the Loan Agreement, dated as of August 1, 2014 (as amended to date, the “Parent Credit Agreement”), among Wolverine Acquisitions, Inc., Wolverine Merger Sub, Inc., the Warranty Group, Inc., the lenders party thereto, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Section 4.28. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Shares.

Section 4.29. Debt Financing. The Company has delivered to Parent true and complete copies, as of the date of this Agreement, of the executed Debt Commitment Letter, including all exhibits and schedules thereto and a fee letter customarily redacted in a form removing only the fees, pricing caps, and economic terms (including economic flex terms), which redacted information does not adversely affect the amount, availability, or conditionality of the funding of any portion of the Debt Financing, from each of the Financing Sources party thereto, pursuant to which, upon the terms and subject only to the conditions set forth therein, the Financing Sources party thereto have committed to lend the amounts set forth therein to the Company for the purposes set forth therein, including funding the transactions contemplated by this Agreement.

Section 4.30. No Other Representations. Notwithstanding anything to the contrary set forth in Section 3.07 or elsewhere in this Agreement, the Company acknowledges that none of Parent, Merger Sub or TWG Re have made any representation or warranty in this Agreement to the effect that the Actuarial Reserves are or will be sufficient or adequate for the purposes for which they were established or that the Actuarial Reserves may not develop adversely or, subject to Section 3.09, that the reinsurance recoverables taken into account in determining the amount of the Actuarial Reserves will be collectible. Except for the representations and warranties expressly contained in Article III or any certificate delivered pursuant to Section 6.03(d), the Company acknowledges that neither Parent, Merger Sub, TWG Re nor any other Person on behalf of Parent, Merger Sub or TWG Re makes or has made any express or implied representation or warranty with respect to Parent, Merger Sub, Parent’s other Subsidiaries or TWG Re or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby, and neither the Company nor any of its Subsidiaries is relying on any representation or warranty with respect to Parent, Merger Sub, Parent’s other Subsidiaries or TWG Re, other than the representations and warranties expressly contained in Article III or any certificate delivered pursuant to Section 6.03(d).

ARTICLE V

Additional Covenants and Agreements

Section 5.01. Conduct of Business of the TWG Parties.

(a) From and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01 (the “Termination Date”), each of Parent and TWG Re covenants and agrees that (1) it shall, and Parent shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business, except in connection with, and subject to the terms of, the Reorganization or as expressly required by this Agreement, (ii) conduct its business in all material respects in accordance with all applicable Law and (iii) use its reasonable best efforts, in a manner consistent with its ordinary course of business, to preserve its tangible and intangible assets and to maintain its present business relationships and goodwill with its respective employees, Parent Customers, and other material business relations except, in the case of clauses (i) and (iii), (A) as may be required by applicable Law, (B) as set forth in Section 5.01 of the Parent Disclosure Letter or (C) with the prior written consent of the Company (such written consent not to be unreasonably withheld, conditioned or delayed) and (2) it shall, and Parent shall cause each of its Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any Required Approvals or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Except (1) as may be required by Law, (2) with the prior written consent of the Company (such written consent not to be unreasonably withheld, conditioned or delayed (except in the case of Section 5.01(b)(i) – Section 5.01(b)(v) for which such clauses the Company’s written consent shall be in its sole discretion)), (3) in connection with, and subject to the terms of, the Reorganization or (4) as set forth in Section 5.01(b) of the Parent Disclosure Letter, prior to the Effective Time or, if earlier, the Termination Date, Parent and TWG Re shall not, and Parent shall cause its Subsidiaries not to:

(i) adopt or propose any amendments to its Organizational Documents or any amendment to the Amended and Restated Management Shareholders Agreement;

(ii) declare, authorize, set aside or pay any dividends on or make any distributions (whether in cash, stock, assets, or other property or any combination thereof) with respect to its outstanding Capital Stock, or other distribution in respect of any shares of Capital Stock or purchase, redeem or otherwise acquire, directly or indirectly, its outstanding Capital Stock, other than (A) dividends paid by any Subsidiaries of Parent solely to Parent or any other Subsidiary of Parent, (B) dividends paid by TWG Re to the holders of any TWG Re Class A Shares to the extent such dividends are Parent Transaction Expenses, (C) dividends paid by TWG Re to the holders of any TWG Re Class B Shares to the extent such dividends are Parent Transaction Expenses, (D) dividends paid by Parent to the holders of any Parent Class A Shares to the extent such dividends are Parent Transaction Expenses, and in the case of clauses (B) - (D), not more than $200,000 in the aggregate, (E) the acceptance of shares of Capital Stock as payment for the exercise price of Parent Stock Options outstanding on the date hereof or for withholding taxes incurred in connection with the exercise of Parent Stock Options outstanding on the date hereof, (F) the acquisition by Parent of Parent Stock Options outstanding on the date hereof in connection with the forfeiture of such Parent Stock Options outstanding on the date hereof, in each case, in accordance with past practice and the terms of the applicable award agreements or (G) the Class B Redemption;

(iii) (A) issue, grant, sell, transfer, pledge, encumber, or otherwise dispose of, or authorize the issuance, grant, sale, transfer, Encumbrance or other disposition of, any of its Capital Stock, other than issuances, grants, sales, transfers, pledges, Encumbrances, or dispositions (x) to Parent, TWG Re or a Subsidiary of Parent or in accordance with the terms of the Organizational Documents of Parent and its Subsidiaries and TWG Re, (y) the Stock Split or (z) issuances of any additional shares of Capital Stock upon the exercise of Parent Stock Options outstanding on the date hereof, or (B) issue, grant, sell or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any Capital Stock, or any securities convertible into or exchangeable for any Capital Stock;

(iv) split, combine or reclassify any Capital Stock or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for, shares or other interests representing Capital Stock, other than the Stock Split and issuances as required pursuant to the terms of the applicable Organizational Documents of Parent and its Subsidiaries and TWG Re as in effect on the date hereof;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization;

(vi) create or acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person or any property or assets of any Person, other than acquisitions of assets in the ordinary course of business;

(vii) make or commit to make any capital expenditures in excess of $15,000,000 in the aggregate;

(viii) except as set forth on Section 5.01(b)(viii) of the Parent Disclosure Letter, make any loans or advances to, or investments in, any Person, either by purchase of stock or securities or contributions to capital, other than a Subsidiary of Parent or purchases of Investment Assets in the ordinary course of Parent’s, its Subsidiaries’ and TWG Re’s investment portfolio activities;

(ix) sell, lease, license, or otherwise dispose of or subject to any Encumbrance (other than a Permitted Encumbrance) any of its assets, other than (A) sales, leases, licenses, Encumbrances or other dispositions of assets at fair market value in the ordinary course of business or (B) sales or dispositions of Investment Assets in the ordinary course of Parent’s, its Subsidiaries and TWG Re’s investment portfolio activities;

(x) (i) enter into, materially amend or modify, terminate (other than in accordance with its terms), or grant a waiver of any material rights or obligations under any Parent Material Contract or any Contract that upon such entry, amendment or modification would constitute a Parent Material Contract, other than in the ordinary course of business, (ii) assign, sublease or otherwise grant occupancy rights of any material portion of any of the Parent Real Property or (iii) purchase any real property;

(xi) except as is required by the terms of any Parent Benefit Plan as in effect on the date hereof, (A) grant (other than pursuant to the terms of the plans set forth as items (1) - (3) of Section 5.20(b) of the Parent Disclosure Letter or as required by Law) or increase any severance or termination pay to any current or former director, officer, employee or individual consultant of Parent or any of its Subsidiaries, (B) except in instances in which the following three conditions are satisfied: (1) in the ordinary course of business for Parent, (2) in instances where Parent has granted such agreements to similarly situated employees in such jurisdictions and (3) involving annual payments by Parent or any of its Subsidiaries less than or equal to $200,000, execute any employment, tax gross-up, retention, bonus, consultancy, severance, termination compensation or other similar agreement (or any amendment to any such existing agreement), with any director, officer, employee or individual consultant of Parent or any of its Subsidiaries, (C) increase the compensation or benefits of any current or former director, employee or individual consultant of Parent or any of its Subsidiaries, other than increases made to the annual base salaries of current employees in the ordinary course of business not to exceed 2.0% of each such employee’s annual base salary as of the date hereof, (D) adopt, terminate or materially amend any Parent Benefit Plan or any plan, program, arrangement, or agreement that would be a Parent Benefit Plan if it were in effect on the date hereof, (E) provide for the grant or acceleration of any equity or equity-based award, (F) accelerate the vesting or payment of any compensation or benefit, (G) enter into any collective bargaining agreement or similar agreement, (H) make any loan (other than advances to cover business expenses in the ordinary course of business) to any present or former director, officer, employee, or individual consultant of Parent or any of its Subsidiaries, or forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, or individual consultant, (I) terminate without “cause” any employee of Parent or any of its Subsidiaries with annual base compensation in excess of $250,000 per year, or (J) hire or engage any employee or individual independent contractor of Parent or any of its Subsidiaries with annual base compensation in excess of $250,000 per year; provided that such new employee or individual independent contractor is not entitled to severance payments or benefits upon a termination of employment or service, as applicable, by Parent or any of its Subsidiaries without “cause”;

(xii) except as set forth on Section 5.01(b)(xii) of the Parent Disclosure Letter and other than intercompany Indebtedness among Parent, its Subsidiaries or TWG Re, incur, redeem, prepay, defease, cancel, or, in any material respect, modify any Indebtedness or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person;

(xiii) commence any Action or pay, compromise, settle or come to an arrangement regarding any pending or threatened Action, in each case, other than (A) any individual settlement, compromise or arrangement not in excess of $1,000,000 and that would not impose any material restriction on the business of Parent or its Subsidiaries after the Closing or (B) commencing or, within the applicable policy limits, paying, compromising, settling or coming to an arrangement regarding, any claims under and pursuant to any Insurance Contracts;

(xiv) enter into any agreement, arrangement, or transaction with any of their respective Affiliates or any other Person, including any transfer, pledge, Encumbrance or surrender of assets or incurrence of any Liability, other than agreements, arrangements or transactions solely among the Company, TWG Re and/or its Subsidiaries;

(xv) change any material method of Tax accounting, make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xvi) (A) acquire, lease or license any Intellectual Property from any other Person, other than in the ordinary course of business, (B) sell, license or otherwise dispose of any material Intellectual Property or (C) waive, abandon or relinquish any material Intellectual Property, except in each case, in the ordinary course of business;

(xvii) forgive, cancel or compromise any Indebtedness other than (A) in the ordinary course of business or (B) intercompany Indebtedness among Parent, its Subsidiaries or TWG Re;

(xviii) enter into any new line of business;

(xix) voluntarily abandon any material Permit, except to the extent required in order to comply with any Law, or voluntarily terminate, fail to renew or permit to lapse any material Permit;

(xx) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage;

(xxi) (A) amend, extend, renew or otherwise modify in any material respect any of the Parent Real Property Leases, (B) assign, sublease or otherwise grant occupancy rights of any material portion of any of the Parent Real Property or (C) enter into any new material lease, terminate any Parent Real Property Lease or purchase any real property;

(xxii) materially change any method of accounting or accounting or actuarial methods, principles or practices, including reserving or underwriting practices, by Parent or its Subsidiaries or TWG Re, except for any such change as may be necessary and appropriate to conform to changes in applicable Law, changes in GAAP or SAP or as required by independent auditors or any applicable regulatory authority;

(xxiii) unless required by Law or the terms of any Parent Benefit Plan as in effect on the date hereof, (A) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (B) recognize or certify any labor union, labor organization, works council, or group of employees of Parent or its Subsidiaries as the bargaining representative for any employees of Parent or its Subsidiaries;

(xxiv) waive any restrictive covenants applicable to employees at Parent, TWG Re or its Subsidiaries; or

(xxv) enter into any Contract, commitment or arrangement to do any of the foregoing except as otherwise expressly contemplated and permitted by this Agreement.

(c) Prior to the Effective Time, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) incur any Liabilities of any nature other than related and incidental to Merger Sub’s formation and pursuant to the transactions contemplated by this Agreement or (ii) engage in any business activities other than as may be directly related to the transactions contemplated by this Agreement.

(d) For any fiscal year end or quarterly interim period (other than the fourth quarter of any fiscal year) of Parent ending at least ninety (90) days prior to the Closing Date (in the case of fiscal year end) or sixty (60) days prior to the Closing Date (in the case of any quarterly interim period), Parent shall, to the extent available prior to the Closing Date, as promptly as reasonably practicable following the availability thereof, make available to the Company true and complete copies of:

(i) (x) the unaudited, consolidated balance sheet of Parent as at the last date of each such quarterly interim period (other than the fourth quarter of any fiscal year) and the related unaudited consolidated statements of income and retained earnings, and cash flows of Parent for the relevant interim period ended on such date and the same date in the prior year, and (y) the audited, consolidated balance sheet of Parent as at the last date of each such fiscal year and the related audited, consolidated statements of income and retained earnings, and cash flows of Parent for the fiscal year then ended;

(ii) the following audited and unaudited financial statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: the unaudited, consolidating balance sheets of each of the Parent Warranty Subsidiaries as at the last date of such quarterly interim period and the related unaudited statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows of each of the Parent Warranty Subsidiaries for the relevant interim period ended on such date and the same date in the prior year, and the consolidating balance sheets of each of the Parent Warranty Subsidiaries as at the last date of each such fiscal year and the related consolidating statements of income, change in financial position and shareholders’ equity of each of the Parent Warranty Subsidiaries for the fiscal year then ended; and

(iii) the following statutory statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: the audited annual statement of each Parent Insurance Subsidiary as at the last date of any such fiscal year and quarterly statutory statements for any such quarterly interim period.

(e) Consistent with its past practice and in the ordinary course of business, prior to December 31, 2017, Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts, consistent with past practice, to ensure that Parent’s and its Subsidiaries’ gross collateral and posted collateral by reinsurers (including TWG Re) is materially funded and not materially under-collateralized.

Section 5.02. Conduct of Business of the Company.

(a) From and after the date hereof and prior to the earlier of the Closing or the Termination Date, the Company covenants and agrees that (1) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business, (ii) conduct its business in all material respects in accordance with all applicable Law and (iii) use its reasonable best efforts, in a manner consistent with its ordinary course of business, to preserve its tangible and intangible assets and to maintain its present business relationships and goodwill with its respective employees, customers, and other material business relations except, in the case of clauses (i) and (iii), (A) as may be required by applicable Law or (B) with the prior written consent of Parent (such written consent not to be unreasonably withheld, conditioned or delayed) and (2) the Company shall, and shall cause each of its Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any Required Approvals or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Except (1) as may be required by Law, (2) with the prior written consent of the TWG Parties (such written consent not to be unreasonably withheld, conditioned or delayed (except in the case of Section 5.02(b)(i) – Section 5.02(b)(iii) for which such clauses Parent’s written consent shall be in its sole discretion)) or (3) as set forth in Section 5.02(b) of the Company Disclosure Letter, prior to the Effective Time or, if earlier, the Termination Date, the Company shall not, and shall cause its Subsidiaries not to:

(i) adopt or propose any amendments to its Organizational Documents;

(ii) declare, authorize, set aside or pay any dividends on or make any distributions (whether in cash, stock, assets, or other property or any combination thereof) with respect to its outstanding Capital Stock, or other distribution in respect of any shares of Capital Stock other than (A) regular quarterly dividends by the Company subject to the provisions set forth in Section 5.02(b) of the Company Disclosure Letter (each, a “Company Regular Quarterly Dividend”), (B) dividends or other distributions paid by any Subsidiaries of the Company solely to the Company or any other Subsidiary of the Company, (C) the acceptance of shares of Capital Stock as payment for withholding taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards, or (D) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such equity awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) split, combine or reclassify any Capital Stock or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for, shares or other interests representing Capital Stock;

(iv) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by applicable Law or by a change in applicable Law, GAAP or SAP;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company;

(vi) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, merger, consolidation, share exchange or other business combination, other than in the ordinary course of business or in connection with investments that are not reasonably expected to prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any Foreign Antitrust Law or any Required Approval;

(vii) change any material method of Tax accounting, make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; or

(viii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) Nothing in this Agreement shall give Parent, TWG Re or the Company, directly or indirectly, the right to control or direct the operations of the other parties or any of its respective Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company, TWG Re and Parent shall exercise, consistent with the provisions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ business.

Section 5.03. Parent – No Solicitation. Neither TWG Re, Parent nor any of its Subsidiaries shall (whether directly or indirectly through controlled Affiliates, Representatives or other intermediaries), nor shall (directly or indirectly) Parent authorize or permit any of its or their controlled Affiliates, Representatives or other intermediaries or Subsidiaries to: directly or indirectly solicit, initiate, facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that relates to, or would reasonably be expected to lead to, an Alternative Transaction, or engage in, continue or otherwise participate in any discussions (other than to direct any such Person to the obligations set forth in this Section 5.03) or negotiations regarding, or furnish to any other Person any information in connection with or relating to, or for the purpose of encouraging or facilitating, an Alternative Transaction, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction. As used in this Agreement, “Alternative Transaction” means any direct or indirect acquisition (including by means of reinsurance) by any Person or group (other than the Company and its Subsidiaries) of a substantial portion of the assets or Capital Stock of Parent, TWG Re or Parent’s Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries pursuant to which such Person or group (or the shareholders of any such Person or group) would acquire, directly or indirectly, any of the voting power of Parent or any of such Subsidiaries or of the surviving entity in a merger involving Parent or any of such Subsidiaries or the resulting direct or indirect parent of Parent, any of such Subsidiaries or such surviving entity except, in each case, that the Reorganization shall not be considered an Alternative Transaction. Parent shall immediately cease, and direct its Representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction.

Section 5.04. Company – No Solicitation.

(a) Subject to Section 5.04(b), none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, Representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or their controlled Affiliates, Representatives or other intermediaries or Subsidiaries to, directly or indirectly: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than Parent, its Affiliates and Subsidiaries) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any Contract, arrangement or understanding to (x) consummate any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal, or (z) require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person (other than Parent, its Affiliates, Subsidiaries and Representatives) any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its Representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

“Company Acquisition Proposal” means any offer or proposal for (i) a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement, or (ii) any other transaction that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Merger, in connection with, or in compliance with, the HSR Act, any Foreign Antitrust Law or any Required Approval, or (B) otherwise materially delay, prevent or impede the consummation of the Merger and the other transactions contemplated hereby.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, Representatives or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance rejects any Company Acquisition Proposal and reaffirms the Company Recommendation, except to the extent such action is permitted by Section 5.04(c), or issue a “stop, look and listen” statement, (ii) engage in negotiations or discussions with any Person (and its Representatives and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 5.04(a), and/or (iii) furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information substantially concurrently with the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, (A) the Board of Directors of the Company has determined in good faith that such Company Acquisition Proposal constitutes or would reasonably be expected to result in, a Company Superior Proposal and (B) the Board of the Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to fail to take any such action.

“Company Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the

Company to enter into any transaction involving a Company Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s outside legal counsel and, with respect to financial matters, financial advisor) would be, if consummated, more favorable in the aggregate (with due consideration given to the status of the Company’s business and other available opportunities) to the Company’s shareholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals) except that the reference to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “50%”. Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent pursuant to Section 5.04(d).

(c) Unless otherwise permitted by this Section 5.04(c), the Company shall not effect any Company Change in Recommendation. Notwithstanding the foregoing and subject to Section 7.01(e), if in response to any Company Intervening Event or following receipt of an unsolicited bona fide written Company Acquisition Proposal that did not result from a breach of this Section 5.04 and which the Company’s Board of Directors determines in good faith, in consultation with its outside legal counsel and, with respect to financial matters, financial advisors is a Company Superior Proposal, the Board of the Directors of the Company, after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisor, determines in good faith that it would or be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to the Company’s stockholders, the Board of Directors of the Company may effect any action described in clause (A) of the definition of Company Change in Recommendation (provided, that neither the Board of Directors of the Company nor any committee thereof shall be permitted to rescind, modify or amend the resolutions approving this Agreement and the transactions contemplated hereby), in which event the Board of Directors of the Company may communicate the basis for such Company Change in Recommendation to the stockholders of the Company in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law. As used in this Agreement, “Company Change in Recommendation” means (A) withdrawing, changing, qualifying, amending or modifying (or publicly and affirmatively proposing to withdraw, change, qualify, amend or modify) the Company Recommendation (including by submitting this Agreement to the stockholders of the Company without the Company Recommendation), (B) failing to recommend against acceptance of any tender offer or exchange offer for Company Common Shares within ten (10) Business Days after the commencement of such offer or (C) approving, resolving, adopting or recommending any other transaction that would reasonably be expected to (x) impede or delay the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Merger, in connection with, or in compliance with, the HSR Act, any Foreign Antitrust Law or any Required Approval, or (y) otherwise delay, prevent or impede the consummation of the Merger and the other transactions contemplated hereby. Prior to the Company effecting any Company Change in Recommendation, the Company shall provide Parent with five (5) Business Days’ prior written notice advising Parent it intends to effect a Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five (5) Business Day period, if requested by Parent, the

Company shall engage in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Company Change in Recommendation.

(d) The Company shall notify Parent promptly (but in any event within 48 hours) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal, and (iii) the material terms and conditions of any such Company Acquisition Proposal and the identity of the Person making any such Company Acquisition Proposal or with whom such discussions or negotiations are taking place, in the case of clauses (ii) and (iii), if such request for information, inquiry or proposal or discussions or negotiations would reasonably be expected to lead to a Company Acquisition Proposal. In addition, the Company shall promptly (but in any event within 48 hours) after the receipt thereof, provide to Parent copies of any written documentation relating to such Company Acquisition Proposal which is received by the Company from the Person (or from any Representatives of such Person) making such Company Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such provision in response to a Company Acquisition Proposal to the Board of Directors of the Company made under circumstances in which the Company is permitted under this Section 5.04 to participate in discussions regarding a Company Acquisition Proposal, but only to the extent necessary to allow it to respond to such Company Acquisition Proposal as permitted under this Section 5.04. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Company Intervening Event or Company Acquisition Proposal.

Section 5.05. Preparation of Registration Statement; Company Stockholders Meeting.

(a) The Company and Parent shall cooperate in preparing and cause to be filed as promptly as reasonably practicable with the SEC the Proxy Statement/Prospectus, and Parent shall prepare, together with the Company, and file as promptly as reasonably practicable with the SEC the Registration Statement on Form S-4 or any amendment or supplement thereto pursuant to which Parent Ordinary Shares issuable in the Merger will be registered with the SEC (in which the Proxy Statement/Prospectus will be included). Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger (the “Company Recommendation”) subject to Section 5.04(c), a resolution to approve the Bye-laws of Parent at Closing, and Parent’s adoption thereof, substantially identical to the form attached hereto as Exhibit G to the extent required by Rule 14a-4(a)(3) under the Exchange Act, and any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except, with respect to the

Company Recommendation, to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger to the extent such action is permitted by Section 5.04. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s Stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments received from the SEC. The Registration Statement and the Proxy Statement/Prospectus shall, at the time of filing and the Company Stockholders Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(b) Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Proxy Statement/Prospectus or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Stockholders of the Company and Parent.

(c) The Company shall cause a Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) to be duly called, noticed and held as promptly as reasonably practicable following the effectiveness of the Registration Statement and mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Stockholder Approval, and upon other matters of the type customarily brought before a shareholders meeting to adopt an agreement and plan of merger, and shall consult with Parent in connection with setting date of, and record date for, such meeting. The Company shall, in consultation with Parent, engage a nationally recognized proxy solicitation firm in connection with the solicitation of proxies in respect of the Company Stockholder

Approval, and shall keep Parent updated with respect to proxy solicitation results. In connection with such meeting, the Company will (i) subject to Section 5.04(c) and Section 5.04(d), use its reasonable best efforts to obtain the Company Stockholder Approval (including by communicating to Company’s stockholders the Company Recommendation) and (ii) otherwise comply with all Laws applicable to such meeting. Notwithstanding the foregoing, if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall postpone or adjourn the Company Stockholders Meeting for not more than an aggregate of thirty (30) days, solely for the purpose of soliciting Company Common Shares to obtain the Company Stockholder Approval. The Company shall not be required to adjourn or postpone the Company Stockholders Meeting more than one (1) time pursuant to the foregoing sentence.

Section 5.06. Notice of Certain Events.

(a) From the date hereof until the earlier of the date this Agreement is terminated pursuant to Article VII and the Effective Time, Parent and Merger Sub shall promptly notify the Company in writing of: (i) any circumstance, event or action the existence, occurrence or taking of which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or could result in the failure of the Closing to occur; (ii) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the Knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relates to the consummation of the transactions contemplated by this Agreement; provided, that a failure to comply with this Section 5.06(a) shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Parent Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied or to the extent such failure worsens the effect of an underlying Parent Material Adverse Effect or material breach that independently results in the failure of a condition set forth in Article VII to be satisfied.

(b) From the date hereof until the earlier of the date this Agreement is terminated pursuant to Article VII and the Effective Time, the Company shall promptly notify Parent in writing of: (i) any circumstance, event or action the existence, occurrence or taking of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or could result in the failure of the Closing to occur; (ii) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Affiliates that relates to the consummation of the transactions contemplated by this Agreement; provided, that a failure to comply with this Section

5.06(b) shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied or to the extent such failure worsens the effect of an underlying Company Material Adverse Effect or material breach that independently results in the failure of a condition set forth in Article VII to be satisfied.

Section 5.07. Public Announcements. Prior to the Effective Time, no party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or other public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or other public announcement shall allow the other parties a reasonable opportunity to comment on such press release or other public announcement in advance of such publication.

Section 5.08. Reasonable Best Efforts.

(a) From and after the date hereof and prior to the earlier of the Closing or the Termination Date, each party shall, and shall cause each of its controlled Affiliates to, use its reasonable best efforts to take, as promptly as reasonably practicable, or cause to be taken, as promptly as reasonably practicable, all actions, and to do, as promptly as reasonably practicable, or cause to be done, as promptly as reasonably practicable, and to reasonably assist and reasonably cooperate with the other parties in doing, all things necessary, proper or advisable on its part under this Agreement to consummate and make effective the transactions contemplated hereby, including preparing and filing all documentation to effect all notices, reports, and other filings and to obtain all consents, approvals, registrations, authorizations, waivers, Permits, and Orders necessary to be obtained from any third party (including any Governmental Authority) in order to consummate the transactions contemplated hereby. Without limiting the applicability of the foregoing, controlling Affiliates of Parent shall, and shall cause their controlled Affiliates to, use reasonable best efforts to comply promptly with any inquiries or requests for information from Governmental Authorities in connection with obtaining the Required Approvals.

(b) Without limiting the generality of Section 5.08(a), each party shall, as promptly as reasonably practicable following the execution of this Agreement, file, make, or otherwise cause to be filed or made, and assist the other party in filing, making or otherwise causing to be filed or made (i) the notification and report form required under the HSR Act or any Foreign Antitrust Law, (ii) all notifications and other filings required in order to obtain the Required Approvals, and (iii) all other pre-Closing applications, notifications, filings requests for consent, and other information and forms required to be filed or made with any Governmental Authority in connection with the transactions contemplated hereby. Prior to Closing, no party shall, in connection with the transactions contemplated by this Agreement, file or submit any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate agreement or transaction between TWG Re, any Parent Insurance Subsidiary or any Company Insurance Subsidiary, on the one hand, and Parent, TWG Re or any of Parent’s Subsidiaries, on the other hand, that would require approval or non-disapproval under applicable

Law. Each party shall, subject to Section 5.08(e), use their reasonable best efforts to obtain early termination of any applicable waiting period, to the extent required, from the applicable Governmental Authorities. All filing fees payable in connection with any of the foregoing shall be borne equally by Parent and the Company.

(c) Without limiting the generality of Section 5.08(a), each party shall, and shall cause each of its controlled Affiliates to, subject to Section 5.08(e), use reasonable best efforts to take or cause to be taken all actions reasonably necessary, including to comply promptly with any inquiries or requests for information from Governmental Authorities, to obtain the Required Approvals, and each other clearance, waiver, approval, or authorization required under applicable Laws from any Governmental Authority, in each case in order to promptly consummate the transactions contemplated hereby.

(d) Each party shall, and shall cause each of its controlled Affiliates to, subject to applicable Laws, (i) promptly notify the other parties of any material communication to that party or any such Affiliate of such party from any Governmental Authority (including the United States Federal Trade Commission and the United States Antitrust Division of the Department of Justice) whose consent, approval, authorization or waiver, or any filing with, is required for the consummation of the transactions contemplated hereby and permit the other parties to review in advance any material proposed written communication or response to any such Governmental Authority, (ii) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, in each case, to the extent practicable, (iii) furnish the other parties with copies of all written correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and (iv) furnish the other parties with such information, assistance and cooperation as the other parties may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(e) Without limiting the foregoing, each party shall, and shall cause each of its controlled Affiliates to, use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the HSR Act, any Foreign Antitrust Law or by any Governmental Authority, which reasonable best effort shall include an obligation to contest or resist (including through any applicable appeals process) any Action which may be instituted challenging the transactions contemplated hereby and to seek to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby; provided, that the parties hereto understand and agree that reasonable best efforts of any party and its Affiliates shall not be deemed to include litigating or initiating any claim against a Governmental Authority. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to take or refrain from taking, or agree to take or refrain from taking or agree to cause its controlled

Affiliates, Subsidiaries or TWG Re to take or refrain from taking, any action or suffer to exist any condition, qualification, limitation, restriction or requirement that, individually or in the aggregate with any other actions, qualifications, conditions, limitations, restrictions or requirements, would or would reasonably be expected to result in a Burdensome Condition. A “Burdensome Condition” shall mean any condition, qualification limitation, restriction or requirement that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or reasonable prospects of Parent, its Subsidiaries and TWG Re, taken as a whole, after giving effect to the Merger; provided, that any benefits that the Company or Parent may expect from any inter-affiliate agreement or transaction between TWG Re, any Parent Insurance Subsidiary or any Company Insurance Subsidiary, on the one hand, and Parent, TWG Re or any of Parent’s Subsidiaries, on the other hand, shall not be taken into account in determining whether a “Burdensome Condition” has occurred.

(f) Notwithstanding anything to the contrary contained in this Agreement, and other than fulfillment of information or similar requests, in no event shall Parent or its Affiliates be required to agree to take or enter into any action contemplated by an Order from any Governmental Authority relating to the consummation of the transactions contemplated by this Agreement that is not conditioned upon the Closing.

(g) Parent shall use its reasonable best efforts to (i) assist in the preparation of the insertion of a new intermediate holding company as a (A) direct (or indirect) subsidiary of Parent and (B) direct (or indirect) parent or sister entity of Merger Sub (and organized in any domestic or foreign jurisdiction as the Company reasonably requests), (ii) assist in the reorganization, subject to and at the Closing, of TWG Europe (and its subsidiaries) to be direct (or indirect) subsidiaries of such new intermediate holding company, and (iii) in connection with such assistance, making regulatory filings which are necessary to so insert such intermediate holding company and effect such reorganization, which regulatory filings include any relevant prospective changes, in each case, so long as such assistance or regulatory filings would not reasonably be expected to materially delay or impede the Closing.

Section 5.09. Reorganization. Prior to the Closing, each of the actions required to be taken by Parent or any of its Affiliates prior to the Effective Time to effect the Reorganization will be taken and Parent shall, and shall cause its Subsidiaries to, effect the Reorganization contemporaneously with the Merger.

Section 5.10. Rule 16b-3. Prior to the Effective Time, Parent and the Company shall take such steps as may be required to cause any acquisition of Parent Shares and dispositions of equity securities (including derivative securities) of the Company or Parent pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause, and shall cooperate with the Company’s efforts to cause, the Parent Ordinary Shares to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. All reasonable out-of-pocket costs, fees and other expenses incurred in connection with such listing shall be borne equally by Parent and the Company as and when incurred.

Section 5.12. Tax Matters. The parties hereto intend that, after the Merger, neither Parent nor any of its Affiliates that are organized as a foreign corporation (within the meaning of Section 7701(a) of the Code) is to be treated as a domestic corporation by reason of Section 7874(b) of the Code, and each of the parties agrees that it will not take (and will cause each of its Affiliates not to take) any action (except for actions required by this Agreement), or fail to take (or allow any of its Affiliates to fail to take) any action (except for actions prohibited by this Agreement), that would reasonably be expected to cause Parent or any of its Affiliates that are organized as a foreign corporation to be so treated.

Section 5.13. Affiliate Transactions. Except as expressly agreed by the Company and Parent in connection with the Reorganization, all Parent Affiliate Transactions will be terminated and all intercompany balances between Parent or any of its Subsidiaries, on the one hand, and any of their Affiliates (other than Parent or any of its Subsidiaries), on the other hand will be paid in full and settled prior to the Closing Date.

Section 5.14. Names of Parent and its Subsidiaries. Each of Parent and the Company shall take all actions that are reasonably necessary to cause the names of Parent and each of its Subsidiaries that are Subsidiaries of Parent after the Effective Time to be changed, immediately after the Effective Time, to the names set forth on Section 5.14 of the Company Disclosure Letter (unless any such name is unavailable as of the Effective Time, in which case the name of Parent or the applicable Subsidiary shall be changed to another name selected by the Company).

Section 5.15. Further Assurances.

(a) Subject to the other terms and conditions of this Agreement, at the request of any party hereto prior to the Closing, each of the other parties hereto shall, and shall cause its controlled Affiliates to, and shall direct its Representatives to, at the sole cost and expense of the party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the party making such request in order to consummate the transactions contemplated hereby.

(b) Parent shall provide, and shall use reasonable best efforts to cause its Subsidiaries and Representatives to provide, to the Company, on a timely basis and at the Company’s sole cost and expense, all cooperation reasonably requested by the Company that is necessary and customary in connection with the Debt Financing. Without limiting the generality of the foregoing, such cooperation and reasonable best efforts for purposes of this Section 5.15(b) in any event shall include to: (i) use reasonable best efforts to provide the Company and the Financing Sources and their respective agents with (A) the financial statements and other financial information regarding Parent and its Subsidiaries identified in paragraph 4 of Exhibit B to the Debt Commitment Letter (as in effect on the date hereof) (provided that, notwithstanding anything to the contrary in paragraph 4 of Exhibit B to the Debt Commitment Letter, Parent, its Subsidiaries and Representatives shall only be required to use such reasonable best efforts to ensure that such financial statements and other financial information in respect of interim period financials has been reviewed by the independent accountants for Parent as provided in Statement of Auditing Standards No. 100) (all information required to be delivered pursuant to this clause (i)(A) being referred to as the “Required Information”); and (B) such financial information related to Parent and its Subsidiaries as is reasonably required by the Company for the Company to prepare the pro forma financial statements identified in paragraph 4 of Exhibit B to the Debt Commitment Letter (as in effect on the date hereof); provided that Parent and its Subsidiaries shall have no obligation to prepare or provide any pro forma financial statements or projections; (ii) use reasonable best efforts to participate (including by making members of senior management with appropriate seniority and expertise, reasonably available to participate alongside senior management of the Company) in customary syndication and marketing activities, including sessions with the ratings agencies, in connection with the Debt Financing; (iii) reasonably cooperate with the Financing Sources’ and their respective agents’ customary due diligence; (iv) reasonably cooperate with the marketing efforts for any portion of the Debt Financing; (v) use reasonable best efforts to assist the Company in the Company’s preparation of customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with a syndicated bank financing, securities offering or other debt offering in connection with such Debt Financing to the extent relating to Parent and its Subsidiaries, including executing customary authorization letters authorizing the distribution of information about Parent and its Subsidiaries to prospective lenders, which authorization letters may contain a customary “10b-5” representation to the Financing Sources and a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about Parent and its Subsidiaries or its or their securities; (vi) use reasonable best efforts to request its certified independent auditors to provide (x) consent to use of their reports in any materials relating to the Debt Financing, including SEC filings and offering memoranda that include or incorporate Parent’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to Parent and its Subsidiaries in customary form; (vii) subject to clause (2)(i) below, use reasonable best efforts to provide (including using reasonable best efforts to obtain such documents from its advisors) customary certificates and other customary closing documents as may be reasonably requested by the Company or the Financing Sources; (viii) [reserved]; and (ix) subject to clause (2)(i) below, to the extent necessary, use reasonable best efforts to facilitate the pledging of collateral and executing and delivering pledge and security documents (and any other documents or instruments required for the creation and perfection of security interests in the collateral securing the Debt Financing) or other definitive financing documents reasonably requested by the Company or the Financing Sources (including guarantees and other deliverables); (x) so long as such information is reasonably requested by the Company at least ten (10) Business Days prior to the Closing Date, use reasonable best efforts to provide, at three (3) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information with respect to Parent and its Subsidiaries and reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided that, notwithstanding the foregoing, (1) this Section 5.15(b) shall be subject to the proviso in Section 5.24 and (2) nothing shall require (i) the cooperation described in this Section 5.15 to the extent such cooperation could interfere unreasonably with the business or day-to-day operations of Parent, its Subsidiaries or TWG Re, (ii) any party hereto or any of their respective Subsidiaries or Affiliates to take any action (including any corporate action) that is not contingent upon the Closing or enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative upon or after, the occurrence of the Closing, (iii) Parent, its Subsidiaries or TWG Re to (A) pay any commitment or other similar fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity in connection with any such Debt Financing prior to the occurrence of the Closing, (B) take any action or permit the taking of any action that would conflict with or violate any Law, the Organizational Documents of Parent, its Subsidiaries or TWG Re or any Parent Material Contract, (C) deliver any financial information that is not prepared in the ordinary course of business of any such Person, (D) take or permit the taking of any action that would (I) cause any covenant, representation or warranty in this Agreement to be breached by Parent, its Subsidiaries or TWG Re or (II) cause any director, officer or employee of Parent, its Subsidiaries, TWG Re, any of their Affiliates or any director, officer, employee or partner of any such Affiliate to incur any personal Liability, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged (unless such information would otherwise be customarily provided in connection with due diligence efforts or is otherwise necessary to establish or maintain a due diligence defense of any Financing Source in connection with a securities offering the primary purpose of which is to fund the transactions contemplated by this Agreement) or (F) take any corporate action (including any board approvals) in connection with the Debt Financing that will be effective prior to the Closing Date. The Company shall promptly indemnify and hold harmless Parent, its Subsidiaries and TWG Re and their respective Representatives and Affiliates from and against any and all Liabilities and losses suffered or incurred by any of them in connection with any claims asserted by any Financing Sources in connection with the arrangement of any such Debt Financing, including any Liabilities and losses incurred in connection with the cooperation by Parent, its Subsidiaries and TWG Re in accordance with this Section 5.15(b) (other than to the extent such Liabilities and losses arise from the gross negligence or willful misconduct of or breach of this Agreement by Parent or TWG Re) and any information used in connection therewith (other than information relating to the Parent, its Subsidiaries and TWG Re provided to the Company by or on behalf of Parent, its Subsidiaries, TWG Re or their Representatives or Affiliates expressly for use in connection with the Debt Financing) and any action taken by Parent, its Subsidiaries, TWG Re or their Representatives or Affiliates pursuant to this Section 5.15(b). The Company shall, without set-off, promptly upon written request of Parent, reimburse (as requested) Parent and its Subsidiaries for all reasonable and documented out-of-pocket costs (including those of its and their accountants, consultants, legal counsel, agents and other Representatives) that have been incurred by Parent or its Subsidiaries in connection with their performance of this Section 5.15(b). Parent hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing as is reasonably appropriate and customary for such purpose; provided that such logos are not used in a manner that is intended to or reasonably likely to harm, disparage or otherwise adversely affect Parent or any of its Subsidiaries or the reputation or goodwill of Parent or any of its Subsidiaries. The Company acknowledges and agrees that the obtaining of the Debt Financing is not a condition to Closing or its obligations under this Agreement.

Section 5.16. Stockholder Litigation. Each of the Company and Parent shall keep the other informed of, and reasonably cooperate with such party in connection with, any stockholder

Litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Subject to the Company’s right to control any such stockholder Litigation, the Company shall give Parent the opportunity to participate at Parent’s own expense in the defense or settlement of any such stockholder Litigation against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder Litigation that purports to directly bind any current shareholders of Parent shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.17. Maintenance of Insurance. Each of Parent and the Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, and their respective properties and assets in effect on the date hereof. If reasonably requested by the Company, Parent will use commercially reasonable efforts to cause Parent’s insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger (it being understood that any failure by such insurer to so waive any such provisions shall not, on its own, be considered a breach of this covenant).

Section 5.18. R&W Policy. On or prior to the Closing Date, the Company may, at the sole cost and expense of the Company, obtain a buyer-side representations and warranties insurance policy from AIG Specialty Insurance Company and certain other insurers (the “R&W Insurance Policy”) substantially in the form provided to Parent prior to the execution and delivery of this Agreement, insuring the Company for losses due to breaches of representations and warranties of Parent and Merger Sub under Article III of this Agreement. Parent shall, and shall cause its Subsidiaries to, provide reasonable assistance to the Company in connection with the Company’s option under this Section 5.18 to obtain the R&W Insurance Policy on or prior to the Closing Date, including by providing AIG Specialty Insurance Company and certain other insurers with such information as may be reasonably requested by such insurers in connection with the underwriting of such R&W Insurance Policy. The Company shall, without set-off, promptly upon request of Parent, reimburse (as requested) Parent and its Subsidiaries for all reasonable and documented out-of-pocket costs (including those of its and their accountants, consultants, legal counsel, agents and other Representatives) that have been incurred by Parent or its Subsidiaries in connection with their performance of this Section 5.18.

Section 5.19. West Jackson Leased Property. Parent shall keep the Company informed of all updates, modifications or changes (whether oral or written) in connection with the early termination by West Jackson Tenant of the West Jackson Leased Property. Parent shall ensure that that West Jackson Tenant complies with all of the terms, conditions and covenants of the West Jackson Lease Amendment and the Parent Real Property Lease for the West Jackson Leased Property as they relate to such early termination, including but not limited to all obligations of West Jackson Tenant in connection with (i) the surrender of the West Jackson Leased Property and (ii) West Jackson Tenant’s relocation to Suite 800 pursuant to the West Jackson Lease Amendment.

Section 5.20. Employee Matters. For a period commencing on the Closing Date and ending on December 31, 2018 (or such shorter period of employment, as the case may be), each employee of Parent or its Subsidiaries who remains employed by the Surviving Corporation or any of its Affiliates (each, a “Continuing Employee”) shall receive from the Surviving Corporation (or its applicable Affiliate) (i) a base salary that is no less favorable than the base salary to which such Continuing Employee was entitled immediately prior to the Closing; (ii) an annual cash incentive compensation opportunity that is no less favorable than the annual cash incentive compensation opportunity then provided to similarly-situated employees of the Company; and (iii) retirement and welfare benefits that are substantially comparable in the aggregate to those retirement and welfare benefits that are provided to similarly situated employees of the Company from time to time or, at the Company’s discretion, as provided to the Continuing Employee immediately prior to the Closing.

(b) Any Continuing Employee who incurs a termination of employment during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date shall be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from Parent and its Subsidiaries as a result of such termination of employment under their respective severance plans and policies as in effect immediately prior to the Closing and set forth in Section 5.20(b) of the Parent Disclosure Letter, subject to the Continuing Employee’s execution of a general release of claims in favor of Parent and its Affiliates in a form reasonably acceptable to the Company that becomes effective within sixty days of such termination.

(c) To the extent applicable pursuant to this Section 5.20, as of the Closing the Surviving Corporation shall, and shall cause any applicable Affiliate to, use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans in which such Continuing Employee may be eligible to participate after the Closing and to credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under any such plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of the Company or any of its Affiliates; (ii) credit to Continuing Employees the amount of vacation that such employees had accrued under any applicable welfare plans as of the Closing; and (iii) give Continuing Employees full credit for purposes of eligibility, vesting, participation in and determination of level of benefits (and benefit accrual) under any employee benefit and compensation plans or arrangements in which such Continuing Employees may be eligible to participate after the Closing for such Continuing Employees’ service with Parent or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable plan immediately prior to the Closing, except, in each case, (i) to the extent such treatment would result in duplicative benefits, (ii) for accruals under any defined benefit pension plan, (iii) in respect of any retiree medical benefit, (iv) to the extent credit was not recognized under a similar Parent Benefit Plan immediately prior to Closing, or (v) to the extent service is not recognized for similarly situated employees of the Company in respect of the applicable plan.

(d) The provisions of this Section 5.20 are solely for the benefit of the parties, and no Continuing Employee shall be regarded for any purpose as a third-party beneficiary of this Section 5.20. In no event shall the terms of this Agreement be deemed to confer upon any Continuing Employee any right to continued employment with the Surviving Corporation or any of its Affiliates or to limit the ability of the Surviving Corporation or any of its Affiliates to terminate any such employment at any time and for any reason. Nothing herein shall be deemed to establish, amend, modify or cause to be adopted any Parent Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent or any of its Subsidiaries.

Section 5.21. Treatment of Indebtedness. At least two (2) Business Days prior to the Closing Date, Parent shall deliver to the Company a copy of an executed payoff letter (the “Payoff Letter”) with respect to the Parent Credit Agreement, in customary form, which Payoff Letter shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Parent Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount under such Payoff Letter, the Parent Credit Agreement and all related loan documents shall be terminated and (c) provide that all Encumbrances and all guarantees in connection therewith relating to the assets and properties of the Parent or any of its Subsidiaries securing such obligations shall be released and terminated upon the payment of the Payoff Amount on the Closing Date. At the Effective Time, the Surviving Corporation shall repay any outstanding amount of indebtedness of Parent and its Subsidiaries pursuant to the Parent Credit Agreement by wire transfer of immediately available funds as provided for in the Payoff Letter.

Section 5.22. GLOW. Parent shall use reasonable best efforts to implement the Global Warranty (GLOW) change program (“GLOW”). Parent shall keep the Company reasonably informed of Parent’s efforts and progress in the implementation of GLOW.

Section 5.23. S-3 Registration Statement. The Company and Parent shall cooperate in preparing and use commercially reasonable efforts to cause to be filed on or promptly following the Closing Date with the SEC a shelf registration statement on Form S-3 (or successor form) pursuant to Rule 415 under the Securities Act relating to the offer and resale of Registrable Securities (as defined in the Registration Rights Agreement) by any TPG Shareholder at any time and from time to time following the expiration of the thirty (30) day period beginning on the Closing Date.

Section 5.24. Access. Upon reasonable prior notice, each of Parent, TWG Re and the Company shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its Representatives (including potential Financing Sources and their representatives) reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Parent, TWG Re and the Company shall (and shall cause its respective Subsidiaries to) furnish as promptly as reasonably practicable to the other party hereto and its Representatives (including Financing Sources and their representatives), consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request, including, in the case of the Company requesting from Parent, for the period beginning one month prior to the anticipated Closing Date (and in any event for the fifteen (15) Business Days prior to the Closing), any and all information, books and records, or access to employees or officers as the Company may reasonably request in connection with the Company confirming the compliance by Parent, TWG Re and each of their respective Subsidiaries with the obligations set forth in Section 5.01; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person’s reasonable judgment, (i) providing such access could reasonably result in the disclosure of any trade secrets or could reasonably violate any of its obligations to any third party with respect to confidentiality if such Person shall have used all reasonable efforts to obtain the consent of such third party to such access, (ii) any Law applicable to such Person may require such Person or its Subsidiaries to preclude the other party and its representatives from gaining access to any properties or information or (iii) such access could such interfere unreasonably with the business or day-to-day operations of Parent, its Subsidiaries or TWG Re or the Company or its Subsidiaries. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, Section 5.25.

Section 5.25. Confidentiality. The parties hereto acknowledge that the Confidentiality Agreement terminated upon the execution and delivery of this Agreement. From and after the date hereof through the Effective Time (or, if this Agreement is terminated in accordance with Article VII, the two (2) year anniversary of the Termination Date), unless otherwise agreed to in writing by the other party, each of Parent and the Company (each, in such capacity, the “Receiving Party”) agrees (a) not to, and to cause its Subsidiaries and Representatives not to, use any Confidential Information of the other party or the Subsidiaries of the Disclosing Party (collectively, the “Disclosing Party”) for any purpose other than verifying the representations and warranties of the Disclosing Party and preparing for the Merger and the other matters contemplated by this Agreement and (b) except as otherwise permitted by this Section 5.25, to hold all Confidential Information of the Disclosing Party in confidence and not to disclose or reveal in any manner whatsoever any Confidential Information of the Disclosing Party to any Person other than the Receiving Party and its Affiliates and Representatives who are actively and directly participating in the Merger or otherwise need to know the Confidential Information of the Disclosing Party for the purpose of verifying the representations and warranties of the Disclosing Party and who have been advised by the Receiving Party of, and have agreed to be bound by, the terms and conditions of this Section 5.25. The Receiving Party shall make reasonable, necessary and appropriate efforts to safeguard the Confidential Information of the Disclosing Party from disclosure to any Person other than as permitted by this Section 5.25 and the Receiving Party shall be responsible for any breach of the terms of this Section 5.25 by the Receiving Party, any of its Subsidiaries or any of its Representatives. In the event that the Receiving Party, any of its Subsidiaries or any of its Representatives are requested pursuant to, or required by, applicable Law or by legal process to disclose any Confidential Information of the Disclosing Party, the Receiving Party, any such Subsidiary or any such Representatives may disclose such Confidential Information as so compelled provided that the Receiving Party shall promptly notify the Disclosing Party in writing of such request(s) or requirement(s) to enable the Disclosing Party to seek an appropriate protective order, waive compliance with the provisions of this Section 5.25 or take other appropriate action to the extent not prohibited by such applicable Law or legal process. The Receiving Party shall use reasonable commercial efforts, at the Disclosing Party’s sole expense, to assist the Disclosing Party, the Disclosing Party’s Subsidiaries and the Disclosing Party’s Representatives and Affiliates in obtaining such a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any of its Subsidiaries or any of its Representatives are nonetheless, in the reasonable opinion of the Receiving Party’s counsel, legally compelled to disclose the Confidential Information of the Disclosing Party or its Subsidiaries to any Governmental Authority or else stand liable for contempt or suffer other censure or significant penalty, the Receiving Party or such Representative, after notice to the Disclosing Party, may disclose to such Governmental Authority only such Confidential Information that such counsel advises is legally required to be disclosed. As used in this Section 5.25, “Confidential Information” of any Person means any Evaluation Material (as defined in the Confidentiality Agreement) and all information furnished by or on behalf of Parent or the Company or any of their respective Subsidiaries or TWG Re pursuant to Section 5.24 and shall include all information concerning the Disclosing Party, its Subsidiaries and, if the Disclosing Party is Parent, TWG Re, and the business strategies and operations of the Disclosing Party, its Subsidiaries and, if the Disclosing Party is Parent, TWG Re, obtained or ascertained by the Receiving Party or any of its Representatives as a result of any visit to any facility occupied by the Disclosing Party, its Subsidiaries and, if the Disclosing Party is Parent, TWG Re, or furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party or its Representatives, whether prepared by the Disclosing Party, its Representatives or otherwise and whether obtained or furnished before or after the date hereof and regardless of the manner in which it is furnished, together with all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media prepared by the Receiving Party or its Representatives that contain or otherwise reflect or are generated from such information, but does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (B) was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure to the Receiving Party by or on behalf of the Disclosing Party or its Representatives, or (C) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise known to the Receiving Party upon due inquiry to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

Section 5.26. Precipitating Event. If, following the occurrence of a Precipitating Event, the Chief Executive Officer and Chief Financial Officer of the Company make a Precipitating Event Determination (as defined in Section 5.26 of the Company Disclosure Letter) then the payments required to be made to any TBO Holder (as defined in the Amended and Restated Management Shareholders Agreement) under Section 3.01 of the Amended and Restated Management Shareholders Agreement and the amounts required to be deposited in accordance with Section 3.02(d) of the Amended and Restated Management Shareholders Agreement shall be satisfied solely in cash, and the parties hereto shall endeavor in good faith to implement appropriate amendments to the Amended and Restated Management Shareholders Agreement. As used herein, (a) “Precipitating Event” means any event or peril, in each case, occurring following the date hereof and prior to January 1, 2018, covered by policies of insurance issued by the Company, including, without limitation, hurricanes, wind storms, tropical cyclones, thunderstorms, hail storms, floods, tornados, earthquakes and fires and (b) “Repurchase Plan” means the capital deployment plan referred to in Section 5.26 of the Company Disclosure Letter.

ARTICLE VI

Conditions Precedent

Section 6.01. Mutual Conditions. The respective obligations of each party hereto to consummate the Closing shall be subject to the satisfaction (or written waiver by the Company and Parent (including on behalf of Merger Sub), if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Law, material injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority that has the effect of preventing, prohibiting, enjoining or otherwise restraining consummation of the Reorganization, the Merger or the other transactions contemplated hereby (collectively, “Restraints”) shall be in effect.

(b) The Company Stockholder Approval shall have been obtained.

(c) The Parent Ordinary Shares to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(d) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall be pending.

(e) Each of the Required Approvals shall have been obtained and be in full force and effect without the imposition of any Burdensome Condition.

(f) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without the imposition of any Burdensome Condition.

(g) All applicable approvals have been obtained, and all applicable waiting periods (and any extensions thereof) have expired or otherwise terminated, under the Foreign Antitrust Laws set forth on Schedule 6.01(g) without the imposition of any Burdensome Condition.

Section 6.02. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of each of Parent and Merger Sub to effect the Merger and consummate the Closing shall be subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company set forth in Sections 4.01(a), 4.02(a), 4.04, 4.08(b), 4.24 and 4.27 of this Agreement (after giving effect to the lead in to Article IV) shall be true and correct in all respects (other than in respect of Section 4.04 for any de minimis exceptions) as of the date hereof and as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date). The representations and warranties of the Company set forth in Sections 4.01(b) and 4.01(d) of this Agreement (after giving effect to the lead in to Article IV and disregarding all qualifications, limitations and exceptions therein regarding materiality or a Company Material Adverse Effect) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct in all material respects on and as of such earlier date). The other representations and warranties of the Company set forth in Article IV of this Agreement (after giving effect to the lead in to Article IV and disregarding all qualifications, limitations and exceptions therein regarding materiality or a Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct as of the date hereof, the Closing Date or such earlier date, as the case may be, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all of the covenants required to be performed by it under this Agreement prior to the Closing.

(c) No event, development, circumstance or occurrence shall have occurred, since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by each of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying to the effect that the conditions set forth in Sections 6.02(a), (b) and (c) have been satisfied.

(e) The Company shall have delivered to Parent the signature pages required by Section 1.06(b)(i).

(f) The Company shall have delivered to Parent the signature pages required by Section 1.06(b)(ii).

Section 6.03. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger and consummate the Closing shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Sections 3.01(a), 3.01(h), 3.02(a), 3.04(a), 3.04(d), 3.10(b) and 3.25 of this Agreement (after giving effect to the lead in to Article III) shall be true and correct in all respects (other than in respect of Section 3.04(a) for any de minimis exceptions) as of the date hereof and as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). The representations and warranties of Parent and Merger Sub set forth in Sections 3.01(e), 3.01(f) and 3.04(e) of this Agreement (after giving effect to the lead in to Article III and disregarding all qualifications, limitations and exceptions therein regarding materiality or a Parent Material Adverse Effect) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct in all material respects on and as of such earlier date). The other representations and warranties of Parent and Merger Sub set forth in Article III of this Agreement (after giving effect to the lead in to Article III and disregarding all qualifications, limitations and exceptions therein regarding materiality or a Parent Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct as of the date hereof, the Closing Date or such earlier date, as the case may be, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent, Merger Sub and TWG Re shall have performed in all material respects all of the covenants required to be performed by it under this Agreement prior to the Closing.

(c) No event, development, circumstance or occurrence shall have occurred, since the date hereof, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of Parent and Merger Sub shall have delivered to the Company a certificate, in the form attached hereto as Exhibit H, dated as of the Closing Date and signed on behalf of Parent by each of the Chief Executive Officer and the Chief Financial Officer of Parent and one or more executive officers of Merger Sub, certifying to the effect that the conditions set forth in Sections 6.03(a), (b) and (c) have been satisfied.

(e) Parent shall have delivered to the Company evidence that the Parent Affiliate Transactions set forth on Section 6.03(e) of the Parent Disclosure Letter have been terminated, paid in full and settled as of the Closing Date.

(f) The Reorganization shall be capable of being consummated substantially contemporaneously with the Merger and substantially in accordance with the steps set forth on Exhibit A and shall be so effected by Parent contemporaneously with the Merger.

(g) Parent shall have delivered to the Company the signature pages required by Section 1.06(c)(i).

(h) Parent shall have delivered to the Company the signature pages required by Section 1.06(c)(ii).

(i) The Amended and Restated Management Stockholders Agreement shall be in full force and effect.

Section 6.04. Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 6.01 or the applicable Section 6.02 or Section 6.03 to be satisfied if such failure was caused by the failure of Parent, Merger Sub, TWG Re or the Company, as the case may be, to perform in all material respects any of such party’s obligations under this Agreement.

Section 6.05. Trigger Events.

(a) Company Downside Stock Price Trigger. If (i) all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided such conditions are and remain capable of being satisfied as of the Closing) or waived, and (ii) as of the date that such conditions have been so satisfied or waived, the Company Pre-Closing Stock Price is less than the Downside Trigger Price, Parent shall deliver a notice to the Company certifying that the Company Downside Stock Price Trigger has occurred. The Company shall have the right (the “Company Downside Stock Price Cure Right”), within four (4) Business Days of receipt of such notice, to deliver to Parent a notice, indicating that the Company elects to cure the Company Downside Stock Price Trigger by either (A) increasing the Aggregate Cash Consideration by the sum of (1) the amount contemplated by Section 2.06(e) and (2) the Company Downside Stock Price Trigger Cure Amount (such sum, the “Downside Adjustment Number”), (B) increasing the Adjusted Stock Split Ratio to equal the Downside Ratio or (C) both increasing the Aggregate Cash Consideration by an amount that is less than the Downside Adjustment Number and increasing the Adjusted Stock Split Ratio to a ratio that is smaller than the Downside Ratio such that the sum of the aggregate value of the increase to the Aggregate Cash Consideration under Section 2.06(e) plus the increase to the Aggregate Cash Consideration under this Section 6.05(a)(ii)(C) plus the increase to the Adjusted Stock Split Ratio made under Section 2.06(e) and this Section 6.05(a)(ii)(C) (measured in the case of any change to the Adjusted Stock Split Ratio as the product of (x) the Company Pre-Closing Stock Price and (y) the amount by which the Adjusted Stock Split Ratio is increased and (z) the number of Parent Class B Shares issued and outstanding immediately following the Class B Redemption and prior to the Stock Split) is equal to the Downside Adjustment Number; provided, however, that (I) the Adjusted Stock Split Ratio shall not be increased under either clause (B) or clause (C) to a ratio that would result in the Class B Holders holding in the aggregate 25.00% or more of the issued and outstanding Parent Ordinary Shares immediately following the Effective Time and (II) the amount of any shortfall in the Downside Adjustment Number that results from the maximum adjustment to the Adjusted Stock Split Ratio contemplated by clause (I) shall be satisfied by increasing the aggregate principal amount under the Redemption Consideration Notes.

(b) Company Upside Stock Price Trigger. If (i) all of the conditions set forth in Sections 6.01 and 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided such conditions are and remain capable of being satisfied as of the Closing) or waived, and (ii) as of the date that such conditions have been so satisfied or waived, the Company Pre-Closing Stock Price is greater than the Company Upside Stock Price Trigger, the Company shall deliver a notice to Parent certifying that the Company Upside Stock

Price Trigger has occurred. Parent shall have the right (the “Company Upside Stock Price Cure Right”), within four (4) Business Days of receipt of such notice, to deliver to the Company a notice, indicating that Parent elects to cure the Company Upside Stock Price Trigger by decreasing the Aggregate Cash Consideration (after accounting for the reduction pursuant to Section 2.06(d)) by the Company Upside Stock Price Trigger Cure Amount; provided, that, subject to the following sentence, if the Company Upside Stock Price Trigger Cure Amount is greater than the Aggregate Cash Consideration (as reduced pursuant to Section 2.06(d)), then in order to exercise the Company Upside Stock Price Cure Right, (A) the Aggregate Cash Consideration shall be reduced to zero and (B) the number of Parent Ordinary Shares to which the holders of Parent Ordinary Shares would otherwise be entitled to receive in the Stock Split shall be reduced by a number of Parent Ordinary Shares with an aggregate value (based on the Company Pre-Closing Stock Price) equal to the amount by which the Company Upside Stock Price Trigger Cure Amount exceeds the Aggregate Cash Consideration (after giving effect to any adjustment under Section 2.06(d) but without giving effect to any adjustment under this Section 6.05(b)); provided, further, that the number of Parent Ordinary Shares to which the holders of Parent Ordinary Shares would otherwise be entitled to receive in the Stock Split shall only be so reduced to the extent such reduction would not reasonably be expected to result in Parent being treated as a domestic corporation under Section 7874(b) of the Code. To the extent the value of such adjustments as provided in clauses (A) and (B) above are less than the Company Upside Stock Price Trigger Cure Amount, the shareholders of Parent as of immediately prior to the Closing shall provide to the Company assets with fair market value equal to the remainder of the Company Upside Stock Price Trigger Cure Amount in a form reasonably acceptable to the Company. For the avoidance of doubt, if the aggregate value of the adjustments provided for in clauses (A) and (B), together with the value of the payments provided for in the previous sentence, do not equal, in the aggregate, the Company Upside Stock Price Trigger Cure Amount, Parent shall be deemed to not have exercised the Company Upside Stock Price Cure Right and the Company shall have the right to terminate this Agreement pursuant to Section 7.01(g).

ARTICLE VII

Termination

Section 7.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding whether the Company Stockholder Approval has been obtained prior to the date of such termination:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger has not been consummated on or before October 17, 2018 (the “Walk-Away Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to the party seeking to terminate this Agreement if the failure in any material respect of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the failure of the Closing to occur on or before the Walk-Away Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the immediately foregoing proviso);

(ii) if any Restraint shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to the party seeking to terminate this Agreement if the failure in any material respect of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of such Restraint, including under Section 5.08 (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(iii) if the Company Stockholders Meeting (including adjournments or postponements thereof) shall have been concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained.

(c) by the Company, if Parent, Merger Sub or TWG Re shall have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which such breach or failure to perform (i) would result in a failure of a condition set forth in Sections 6.01 or 6.03 and (ii) is incapable of cure by the Walk-Away Date or, if capable of cure by the Walk-Away Date, is not cured by the earlier of (A) twenty (20) calendar days after Parent receives written notice from the Company that the Company intends to terminate this Agreement or (B) the Walk-Away Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if the Company is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement;

(d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which such breach or failure to perform (i) would result in a failure of a condition set forth in Sections 6.01 or 6.02 and (ii) is incapable of cure by the Walk-Away Date or, if capable of cure by the Walk-Away Date, is not cured by the earlier of (A) twenty (20) calendar days after the Company receives written notice from Parent that Parent intends to terminate this Agreement and (B) the Walk-Away Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Parent, TWG Re or Merger Sub is then in material breach of any of their representations, warranties, covenants, or other agreements contained in this Agreement;

(e) By Parent (i) prior to the receipt of the Company Stockholder Approval, if there shall have been a Company Change in Recommendation, whether or not permitted by Section 5.04(c), (ii) if the Company shall fail to call or hold the Company Stockholders Meeting as required by Section 5.05(c); or (iii) if the Company shall have materially breached any of its obligations under Section 5.04 or Section 5.05;

(f) by Parent, upon three (3) Business Days prior written notice to the Company, if there has been a Company Downside Stock Price Trigger and the Company has elected not to exercise its Company Downside Stock Price Cure Right; or

(g) by the Company, upon three (3) Business Days prior written notice to Parent, if there has been a Company Upside Stock Price Trigger and the Parent has elected not to exercise its Company Upside Stock Price Cure Right.

Section 7.02. Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.07 (Public Announcements), this Section 7.02 (Effect of Termination) and Article VIII, all of which shall survive termination of this Agreement), and there shall be no Liability on the part of the Company, Parent, Merger Sub, TWG Re, or any of their respective directors, officers, equityholders or Affiliates, except, (i) that no such termination shall relieve such party from liability for any willful and material breach by such party of this Agreement or Fraud, (ii) as provided in this Section 7.02 and (iii) for any Liability of the Company or Parent with respect to expenses pursuant to this Agreement.

(b) If Parent shall terminate this Agreement pursuant to Section 7.01(e), then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to $65,000,000 (the “Company Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 7.01(b)(iii), then the Company shall pay Parent, not later than two (2) Business Days following such termination an amount equal to the actual and documented out-of-pocket expenses incurred by Parent, its Subsidiaries and TWG Re in connection with the transactions contemplated by this Agreement, including the execution, negotiation and diligence thereof not to exceed $5,000,000 in the aggregate.

(d) All payments under this Section 7.02 by the Company shall be made by wire transfer of immediately available funds to an account designated by Parent.

(e) Each party to this Agreement acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 7.02, the Company will also pay to Parent, the reasonable costs and expenses (including legal fees and expenses) of Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 7.02, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 7.02 the Company Termination Fee more than once.

ARTICLE VIII

Miscellaneous

Section 8.01. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given or made under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail (return receipt requested) with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery by a reputable courier service, or (d) sent by facsimile or email with receipt confirmed, to the addresses set forth below (or at such other address for a party as shall be specified by like notice):

(a) if to the Company,

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

Telephone: (212) 859-7000

Fax:            (212) 859-7034

Attention:   Carey Roberts

Email:         carey.roberts@assurant.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 728-8000

Fax:            (212) 728-8111

Attention:   John M. Schwolsky

                    Laura L. Delanoy

Email:         jschwolsky@willkie.com

                     ldelanoy@willkie.com

(b) if to Parent or Merger Sub, to:

TWG Holdings Limited

c/o The Warranty Group

175 W. Jackson Blvd.

Chicago, Illinois 60604

Telephone: (312) 356-3090

Fax:            (312) 356-3001

Attention:   Diana M. Chafey

Email:        Diana.Chafey@Thewarrantygroup.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Telephone: (212) 735-3000

Fax:           (917) 777-3554

Attention:   Sven G. Mickisch

E-mail:       sven.mickisch@skadden.com

Attention:   Jon A. Hlafter

E-mail:       jon.hlafter@skadden.com

(c) if to TWG Re, to:

TWG Re, Ltd.

c/o The Warranty Group

175 W. Jackson Blvd.

Chicago, Illinois 60604

Telephone: (312) 356-3090

Fax:            (312) 356-3001

Attention:   Diana M. Chafey

Email:        Diana.Chafey@Thewarrantygroup.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Telephone: (212) 735-3000

Fax:            (917) 777-3554

Attention:   Sven G. Mickisch

E-mail:       sven.mickisch@skadden.com

Attention:   Jon A. Hlafter

E-mail:       jon.hlafter@skadden.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by next-Business Day or overnight mail or delivery, on the day delivered or (iv) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next-Business Day or overnight mail or delivery.

Section 8.02. Amendment; Waivers, Etc. No amendment of any provision of this Agreement shall be valid and binding unless it is in writing and signed by each of the parties hereto; provided that, after the receipt of the Company Stockholder Approval, no amendment shall be made which by Law requires further approval by the stockholders of the Company without obtaining such approval; provided, further, that Sections 8.04, 8.05, 8.09, 8.10 or this Section 8.02 (and in each case any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions)

may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources, without the prior written consent of the Financing Sources, which consent shall not be unreasonably withheld, conditioned or delayed. No waiver of any right or remedy hereunder, to the extent legally allowed, shall be valid unless the same shall be in writing and signed by the party making such waiver. No waiver by any party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

Section 8.03. Expenses. Except as otherwise expressly provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses (it being understood that the costs, fees and expenses of any proxy solicitor engaged by the Company in connection with the Company Stockholders Meeting, as well as any costs, fees and expenses involved in connection with printing and mailing the Proxy Statement/Prospectus shall be borne by the Company).

Section 8.04. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) Governing Law. This Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection with this Agreement or any of the transactions contemplated hereby, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

(b) Jurisdiction. Each party to this Agreement, by their execution hereof, hereby irrevocably (i) submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if but only if the Court of Chancery declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby, (ii) waives to the extent not prohibited by applicable Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that venue in such courts is improper, that their property is exempt or immune from attachment or execution, that any such Action brought in the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that (subject to clause (i) above) such Action should be transferred or removed to any court other than the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such courts, and (iii) agrees not to commence or prosecute any such Action other than before the above-named courts. Notwithstanding the foregoing, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by the above-named courts. Notwithstanding the foregoing, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by the above-named courts. Notwithstanding anything herein to the contrary, each of the parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 8.01 shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (vii) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York.

(c) Service of Process. Each party hereto hereby agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.01.

(d) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION, TERMS, AND PERFORMANCE HEREOF, THE RIGHTS OF THE PARTIES HEREUNDER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING), AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 8.04(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.05. Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No party may assign, delegate, or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto; provided that, notwithstanding the foregoing, the Company (and, following the Closing, the Surviving Corporation) may, without the consent of Parent or any of its Affiliates, assign, in whole or in part, its rights under this Agreement to any of the Financing Sources as collateral security. Any purported assignment, delegation or other transfer in breach of this Section 8.05 shall be null and void ab initio. Except for the rights of the Non-Recourse Parties under Section 8.10 and Skadden under Section 8.11, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder, including the right to rely upon the representations and warranties set forth herein; provided that, notwithstanding the foregoing, the Financing Sources are express third party beneficiaries of, and shall be entitled to enforce, the rights of the Financing Sources set forth in Sections 8.02, 8.04, 8.09, 8.10 and this Section 8.05. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.06. Entire Agreement. This Agreement, together with the documents, exhibits, schedules, instruments, and certificates referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the parties’ intent.

Section 8.07. Severability. Any term or provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be illegal, invalid or unenforceable in any respect, each party hereto intends that such provision shall be reformed and construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Laws and to otherwise give effect to the intent of the parties.

Section 8.08. Counterparts; Electronic Signature. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 8.09. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each of the parties hereto further agrees that, without any requirement for the posting of any bond or other undertaking and without the necessity of proving the inadequacy of money damages as a remedy, each party hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in any Action instituted in any court specified in Section 8.04 in addition to any other remedy to which they may be entitled, at law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that an injunction and/or specific performance will not cause an undue hardship to the parties. Each of parties hereto further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of an injunction or specific performance. Each party hereto further agrees that, in the event of any Action for an injunction or specific performance in respect of any such threatened or actual breach or violation, they shall not assert that a remedy at law would be adequate, that the party seeking relief would not be irreparably harmed absent such relief, or that an injunction or specific performance should not be available on the grounds that money damages are adequate or any other grounds. In no event shall Parent or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 8.10. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and other than in respect of Fraud, the Company agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future director, officer, employee, incorporator, Affiliate, member, manager, partner, equity holder, agent, attorney or representative of any Parent Equityholder or any Affiliate, successor or permitted assignee of any Parent Equityholder (excluding any Parent Equityholder who may be deemed to be a Non-Recourse Party of another Parent Equityholder other than in its role as a Parent Equityholder itself) (collectively, “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Parties, as such, for any obligation of any Parent Equityholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, or otherwise by reason of this Agreement or its negotiation or execution or the transactions contemplated hereby, and the Company (and at and following the Closing the Surviving Corporation) waives and releases all such liabilities, claims and obligations against any such Non-Recourse Parties. None of the Financing Sources will have any liability to Parent or its Affiliates relating to or arising out of this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and neither Parent nor any of its Affiliates will have any rights or claims against any of the Financing Sources. Each of the Non-Recourse Parties is expressly intended as a third party beneficiary of this provision of this Agreement.

Section 8.11. Attorney-Client Matters.

(a) Recognizing that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has acted as legal counsel to the TWG Parties and certain of their respective Affiliates prior to date hereof, and that Skadden intends to act as legal counsel to the pre-Closing holders of Capital Stock of Parent and to Wolverine Advisors II, Inc. (collectively, the “TWG Shareholders”) and their respective Affiliates after the Closing, the Company (i) hereby waives, on its own behalf and agrees to cause its controlled Affiliates (including, following the Closing, Parent and its Subsidiaries) to waive, any conflicts that may arise in connection with Skadden representing the TWG Shareholders or their respective Affiliates after the Closing with respect to matters relating to the transactions contemplated hereby, and (ii) shall not, and shall cause its controlled Affiliates (including, following the Closing, Parent and its Subsidiaries) not to, seek to have or have Skadden disqualified from any such representation based on the prior representation of the TWG Parties by Skadden.

(b) The Company further agrees that all communications in any form or format whatsoever between or among Skadden, the TWG Parties, or any of their respective Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the TWG Shareholders, shall be controlled by the TWG Shareholders and shall not pass to or be claimed by the Company or any of its Affiliates. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the TWG Shareholders, shall be controlled by the TWG Shareholders and shall not pass to or be claimed by the Company or any of its Affiliates (including, following the Closing, Parent and its Subsidiaries). Notwithstanding the foregoing, if the Company or any of its Affiliates (including, following the Closing, Parent and its Subsidiaries) intentionally or inadvertently comes into possession of Privileged Deal Communications and in the event that a dispute arises between the Company, on the one hand, and a third party other than any of the TWG Shareholders, on the other hand, the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the TWG Shareholders. In the event that the Company is legally required by a Governmental Authority or Law or otherwise to access or obtain a copy of all or a portion of the Deal Communications, the Company shall immediately (and, in any event, within two (2) Business Days) notify the TWG Shareholders in writing (including by making specific reference to this Section 8.11(b)) so that the TWG Shareholders can seek a protective order and the Company agrees to use all commercially reasonable efforts to assist therewith.

(c) This Section 8.11 will be irrevocable, and no term of this Section 8.11 may be amended, waived or modified, without the prior written consent of the Skadden.

Section 8.12. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed, in whole or in part, after the Effective Time.

Section 8.13. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any claim, action, demand, suit, audit, arbitration, summons, subpoena or investigation by or before any Governmental Authority.

“Actuarial Reserves” has the meaning set forth in Section 3.07(e).

“Adjusted Equity Award” has the meaning set forth in Section 2.03(a).

“Adjusted Stock Split Ratio” means an amount equal to the sum of (a) the Stock Split Reference Ratio plus (b) the quotient obtained by dividing (i) Adjustment Ratio by (ii) the number of Parent Class B Shares issued and outstanding immediately following the Class B Redemption and prior to the Stock Split.

“Adjustment Election” has the meaning set forth in Section 2.06(e).

“Adjustment Ratio” means the Adjustment Value divided by the Company Closing Stock Price.

“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly controlling, controlled by, or under common control with such specified Person at such time, and where “control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by contract, or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.16(h).

“Aggregate Cash Consideration” has the meaning set forth in Section 2.06(c).

“Aggregate Cash Consideration Adjustment Cap” means the amount equal to $152,761,920.00.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 5.03.

“Amended and Restated Management Stockholders Agreement” means that certain Amended and Restated Management Stockholders Agreement, dated as of the date hereof, among Parent, the TPG Shareholders and the other Shareholders of Parent listed on the signature page thereto.

“Amended Parent Bye-Laws” has the meaning set forth in Section 1.04(a).

“Anticorruption Laws” has the meaning set forth in Section 3.28(a).

“Audited Financials” has the meaning set forth in Section 3.05(a)(ii).

“Book-Entry Shares” has the meaning set forth in Section 2.01(c).

“Burdensome Condition” has the meaning set forth in Section 5.08(e).

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York, New York and Bermuda are open for normal banking business.

“Capital Stock” means all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, convertible, exercisable or exchangeable securities, or other rights to purchase or otherwise acquire any of the foregoing.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Certificates” has the meaning set forth in Section 2.01(c).

“Class A Redemption Amount” has the meaning set forth in Exhibit A.

“Class B Holders” has the meaning set forth in Section 2.06(b).

“Class B Redemption” has the meaning set forth in Section 2.06(b).

“Closing” has the meaning set forth in Section 1.06(a).

“Closing Date” has the meaning set forth in Section 1.06(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Actuarial Reserves” has the meaning set forth in Section 4.06(c).

“Company Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or potential liability.

“Company Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Company or any of its Subsidiaries, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Company and its Subsidiaries, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Company and its Subsidiaries.

“Company Change in Recommendation” has the meaning set forth in Section 5.04(c).

“Company Closing Stock Price” means the VWAP of Company Common Shares for the ten (10) consecutive Trading Days ending on and including the third (3rd) Trading Day prior to the Closing Date, provided that, in the event either (i) Parent delivers the notice contemplated by the first sentence of Section 6.05(a) to the Company or (ii) the Company delivers the notice contemplated by the first sentence of Section 6.05(b) to the Parent, the Company Closing Stock Price shall instead be equal to the Company Pre-Closing Stock Price.

“Company Common Share” has the meaning set forth in the Recitals.

“Company Customer” includes any current or prospective customer of the Company or any of its Subsidiaries and anyone who is a direct, indirect, or beneficial owner, shareholder, employee, director, officer, individual consultant, distributor, reseller, agent, or end-user of a current or prospective customer of the Company or any of its Subsidiaries.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to Parent prior to the execution of this Agreement and identified as the Company Disclosure Letter.

“Company Downside Stock Price Cure Right” has the meaning set forth in Section 6.05(a).

“Company Downside Stock Price Trigger” means if, as of the applicable measurement date, the Company Pre-Closing Stock Price is less than the Downside Trigger Price.

“Company Downside Stock Price Trigger Cure Amount” means an amount equal to (a) the difference between (i) the Downside Trigger Price minus (ii) the Company Pre-Closing Stock Price, multiplied by (b) the Parent Reference Share Number.

“Company Equity Awards” means the Company PSUs and Company RSUs.

“Company Equity Plan” means the Company’s Amended and Restated Long Term Equity Incentive Plan, effective as of January 1, 2012, or the Company’s 2017 Long Term Equity Incentive Plan.

“Company ESPP” has the meaning set forth in Section 2.03(b).

“Company Financial Statements” has the meaning set forth in Section 4.05(b).

“Company Insurance Subsidiaries” are those entities listed on Section 8.13(a) of the Company Disclosure Letter.

“Company Insurer Statutory Statements” has the meaning set forth in Section 4.05(e).

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Company’s Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to or by the Company’s Board of Directors as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval.

“Company Investment Assets” has the meaning set forth in Section 4.17(a).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (A) is materially adverse to the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except, with respect to this clause (A), to the extent that such event, occurrence, fact, condition, change, development or effect results from: (i) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (ii) changes in or events affecting the financial services or warranty industry, insurance and insurance services or warranty industries or brokerage industry generally so long as such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (iii) any effect arising out of a change in GAAP, SAP or Law so long as such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; (v) changes in the market price or trading volume of the Company Common Shares on NYSE (provided that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes a Company Material Adverse Effect that may have resulted in or contributed to or is attributable to such change in the market price or trading volume); (vi) any failure by the Company to meet any published estimates of revenues, earnings or other financial projections (provided that this clause (vi) shall not exclude any underlying event, change or circumstance that itself constitutes a Company Material Adverse Effect that may have resulted in or contributed to or is attributable to such failure); (vii) natural disasters so long as such natural disasters do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (viii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of the Company or any Company Subsidiary; (ix) changes in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed refinancing of any outstanding indebtedness of the Company or any of its Subsidiaries, in which case it shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); or (x) compliance by the Company with the express terms and conditions of this Agreement or (B) materially delays, prevents or impedes the ability of the Company to timely consummate the transaction this Agreement contemplates.

“Company Material Contracts” has the meaning set forth in Section 4.07(b).

“Company Pre-Closing Stock Price” means the VWAP of Company Common Shares for the ten (10) consecutive Trading Days ending on and including the Trading Day immediately prior to the applicable measurement date.

“Company Privacy Policies” has the meaning set forth in Section 4.26(a).

“Company PSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such restricted stock unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive Company Common Shares after the vesting or lapse of restrictions applicable to such unit. “Company PSU” shall not include Company RSUs.

“Company Recommendation” has the meaning set forth in Section 5.05(a).

“Company Reference Stock Price” means $95.4762.

“Company Regular Quarterly Dividend” has the meaning set forth in Section 5.02(b)(ii).

“Company Reports” has the meaning set forth in Section 4.05(c).

“Company RSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to receive Company Common Shares after the vesting or lapse of restrictions applicable to such unit. “Company RSUs” shall not include Company PSUs.

“Company Superior Proposal” has the meaning set forth in Section 5.04(b).

“Company Stockholder Approval” has the meaning set forth in Section 4.20.

“Company Stockholders Meeting” has the meaning set forth in Section 5.05(c).

“Company Termination Fee” has the meaning set forth in Section 7.02(b).

“Company Upside Stock Price Cure Right” has the meaning set forth in Section 6.05(b).

“Company Upside Stock Price Trigger” means if, as of the applicable measurement date, the Company Pre-Closing Stock Price is greater than the Upside Trigger Price.

“Company Upside Stock Price Trigger Cure Amount” means an amount equal to the product of (a) (i) the Company Pre-Closing Stock Price minus (ii) the Upside Trigger Price, and (b) the Parent Reference Share Number.

“Confidential Information” has the meaning set forth in Section 5.25.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 14, 2017, by and between the Company and TPG Global, LLC, as amended on August 22, 2017.

“Continuing Employee” has the meaning set forth in Section 5.20(a).

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Data Protection Laws” means any data protection, data privacy and data security laws and regulations in the United States of America, the European Union, the United Kingdom, or elsewhere in the world that are applicable to the business of Parent and its Subsidiaries as it is operated as of the date hereof.

“Deal Communications” has the meaning set forth in Section 8.11(b).

“Debt Commitment Letter” the commitment letter from the financial institutions party thereto to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein.

“Debt Financing” means the debt financing set forth in the Debt Commitment Letter (together with any replacement debt financing in respect thereof).

“DGCL” has the meaning set forth in Section 1.01.

“Disclosure Letters” has the meaning set forth in Section 8.15.

“Disclosing Party” has the meaning set forth in Section 5.25.

“Downside Adjustment Number” has the meaning set forth in Section 6.05(a).

“Downside Adjustment Share Number” means the Downside Adjustment Number divided by the Company Closing Stock Price.

“Downside Ratio” means an amount equal to the sum of (a) the Stock Split Reference Ratio plus (b) the quotient obtained by dividing (i) the Downside Adjustment Share Number by (ii) the number of Parent Class B Shares issued and outstanding immediately following the Class B Redemption and prior to the Stock Split.

“Downside Trigger Price” means $76.3810.

“Effective Time” has the meaning set forth in Section 1.02.

“Encumbrance” means any charge, lien, pledge, security interest, mortgage, deed of trust, or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“FCPA” has the meaning set forth in Section 3.28(a).

“FICA” means the Federal Insurance Contributions Act.

“Financials” has the meaning set forth in Section 3.05(a)(ii).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including any party to the Debt Commitment Letter and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their successors and assigns.

“Foreign Antitrust Laws” means any applicable foreign antitrust, competition or trade regulation Law.

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement, and made with the intent of inducing Parent or the Company, as applicable, to enter into this Agreement and upon which Parent or the Company, as applicable, shall have relied to its detriment; provided, however, that “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

“GAAP” has the meaning set forth in Section 3.05(b).

“GLOW” has the meaning set forth in Section 5.22.

“Government Official” means any officer, director, or employee of any Governmental Authority. Without limiting the foregoing, “Government Official” includes any government officer, director, or employee, any officer, director, or employees of any government-controlled entity or public international organization, any officer, director, or employee of a government-owned or -controlled (in whole or in part) business, corporation, organization, or entity, any

Person acting in an official capacity for or on behalf of any Governmental Authority, or any political party, party official, or candidate for public office.

“Governmental Authority” means any domestic or foreign court, arbitration tribunal or any United States federal, state, or local or any foreign government or administration, or political subdivision thereof or regulatory or other governmental authority, commission, instrumentality, public international organization, bureau, or agency (including any industry or other self-regulating body). Without limiting the foregoing, “Governmental Authority” includes any government-owned or -controlled (in whole or in part) business, corporation, organization, or entity, of any country.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means international financial reporting standards.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (1) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business, (2) standby letters of credit relating to workers’ compensation insurance and (3) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Insurance Contract” means any insurance policy, binder, slip, contract, endorsement, certificate or assumed reinsurance treaty, contract, binder, slip or similar arrangement issued, assumed or otherwise entered into by Parent or any of its Subsidiaries.

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies.

“Insurance Regulator” means any Governmental Authority regulating the business of insurance under Insurance Laws.

“Intellectual Property” means all intellectual property rights, including rights in the following: (a) patents, (b) copyrights, (c) trademarks, trade names, service marks, and service names, (d) domain names, (e) trade secrets and proprietary information (including proprietary information pertaining to inventions, discoveries, innovations, databases, and computer software), (f) rights embodied in computer software and (g) registrations and applications pertaining to any of the foregoing.

“IRS” means the United Stated Internal Revenue Service.

“Investment Assets” means, with respect to any Person, any investment assets (whether or not required by GAAP to be reflected on a balance sheet) beneficially owned by such Person or any of its Subsidiaries, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Knowledge of Parent” means the actual knowledge (and not any imputed or constructive knowledge), of the individuals listed in Section 8.13(a) of the Parent Disclosure Letter after reasonable inquiry.

“Knowledge of the Company” means the actual knowledge (and not any imputed or constructive knowledge), of the individuals listed in Section 8.13(b) of the Company Disclosure Letter after reasonably inquiry.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, direction, Order, agency requirement or other requirement or rule of law of a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.02(b).

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS or GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Material Customer” means each counterparty to any Contract that has generated more than $20,000,000 in gross written premium or other revenue of Parent or its Subsidiaries in twelve month period ending on the date hereof; provided that, in the case of Section 3.11(a)(ix), such period shall be the calendar year ended December 31, 2016.

“Material Supplier” means each counterparty to any Contract which provides for annual payments of $700,000 or more by Parent or its Subsidiaries to any such counterparty.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shares” has the meaning set forth in Section 2.01.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.05(a)(i).

“Most Recent Financials” has the meaning set forth in Section 3.05(a)(i).

“Non-Recourse Parties” has the meaning set forth in Section 8.10.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 3.29(b).

“Off-the-Shelf IT Agreements” means agreements pertaining to the use of, or access to, software, data, data storage, network systems, cloud services, telecommunications contracts, data center services, and other information technology products or services that are obtained from a third party that are: (a) generally available to the public on the Closing Date; (b) subject to such third party’s standard contractual terms and conditions; and (c) have an annual commitment of less than $700,000 per year; provided, that the Off-the-Shelf IT Agreements shall not include any agreements for which a material royalty dependent on the Company’s or Parent’s, as applicable, revenue is owed.

“Order” means any order, judgment, stipulation, decree, injunction, determination, award, ruling, writ or arbitration award of a Governmental Authority (including any court of competent jurisdiction).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, organization or on-going business of a Person, including any amendments thereto.

“Owned Software” means material software owned or purported to be owned by the Company or Parent, as applicable.

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate Transaction” has the meaning set forth in Section 3.21.

“Parent Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of

ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any current or potential liability.

“Parent Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of Parent or any of its Subsidiaries, including Parent Customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of Parent and its Subsidiaries, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of Parent and its Subsidiaries.

“Parent Bye-Laws” means the Second Amended and Restated Bye-Laws of Parent, adopted by a resolution dated October 21, 2016.

“Parent Class A Shares” means the class “A” voting common shares of par value US $0.0001160628 each of Parent.

“Parent Class B Shares” means the class “B” non-voting common shares of par value US $1.00 each of Parent.

“Parent Computer Systems” has the meaning set forth in Section 3.22(h).

“Parent Credit Agreement” has the meaning set forth in Section 4.27.

“Parent Customer” includes any current or prospective customer of Parent or any of its Subsidiaries and anyone who is a direct, indirect, or beneficial owner, shareholder, employee, director, officer, individual consultant, distributor, reseller, agent, or end-user of a current or prospective customer of Parent or any of its Subsidiaries.

“Parent Disclosure Letter” means the letter, dated as of the date hereof, delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement and identified as the Parent Disclosure Letter.

“Parent Equityholder” means any equity holder of Parent.

“Parent Insurance Subsidiaries” are those entities listed in Section 8.13(b) of the Parent Disclosure Letter.

“Parent Insurer Statutory Statements” has the meaning set forth in Section 3.06(a).

“Parent IP Contracts” has the meaning set forth in Section 3.22(c).

“Parent Leased Real Property” has the meaning set forth in Section 3.23(b).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (A) is materially adverse to the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, except, with respect to this clause (A), to the extent that such event, occurrence, fact, condition, change, development or effect results from: (i) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (ii) changes in or events affecting the financial services or warranty industry, insurance and insurance services industries or brokerage industry generally so long as such conditions do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (iii) any effect arising out of a change in GAAP, SAP or Law so long as such conditions do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; (v) any failure by Parent to meet any published estimates of revenues, earnings or other financial projections (provided that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes a Parent Material Adverse Effect that may have resulted in or contributed to or is attributable to such failure); (vi) natural disasters so long as such natural disasters do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (vii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of Parent and its Subsidiaries; (viii) changes in the credit, financial strength or other rating of Parent, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed funding of the Merger Consideration or the proposed refinancing of any outstanding indebtedness of Parent or any of its Subsidiaries, in which case it shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), or (ix) compliance by Parent or Merger Sub with the express terms and conditions of this Agreement or (B) materially delays, prevents or impedes the ability of Parent to timely consummate the transaction this Agreement contemplates.

“Parent Material Contracts” has the meaning set forth in Section 3.11(d).

“Parent Ordinary Shares” has the meaning set forth in the Recitals.

“Parent Owned Real Property” has the meaning set forth in Section 3.23(a).

“Parent Real Property” has the meaning set forth in Section 3.23(b).

“Parent Real Property Leases” has the meaning set forth in Section 3.23(b).

“Parent Reference Share Number” means 16,000,000.

“Parent Reinsurance Agreement” means any reinsurance or retrocessional treaty or agreement to which Parent, TWG Re or any of Parent’s Subsidiaries is a party (a) that is (i) in-force as of the date hereof or (ii) terminated or expired as of the date hereof but under which Parent or any of its Affiliates may continue to receive benefits or have obligations and (b) under which (i) any Parent Insurance Subsidiary is the cedent of at least $20,000,000 in annual premiums or $20,000,000 million in ceded liabilities or (ii) TWG Re or any Subsidiary of Parent has assumed liabilities in excess of $20,000,000.

“Parent Shareholders Agreement” means that certain Shareholders Agreement, dated as of August 1, 2014, among Parent and the TPG Shareholders.

“Parent Shareholder Approval” has the meaning set forth in the Recitals.

“Parent Shares” means the Parent Class A Shares, the Parent Class B Shares and the Parent Ordinary Shares.

“Parent Stock Options” has the meaning set forth in Section 3.16(j).

“Parent Subleases” has the meaning set forth in Section 3.23(c).

“Parent Transaction Expenses” means any of the following, whether paid prior to, at or following the Effective Time, (i) the obligations of Parent and/or any of its Subsidiaries for all legal, consulting, accounting and other third party expenses (excluding, for the avoidance of doubt, any filing or other similar fees payable in connection with the transactions contemplated by this Agreement but including any such expenses owed to non-Subsidiary Affiliates of Parent or their Representatives) incurred in connection with the transactions contemplated by this Agreement (including any success-based fees) determined as of the Closing, (ii) the amount of any transaction-related bonuses, sales bonuses, change of control payments or other similar compensatory payments, in each case, payable by Parent and/or any of its Subsidiaries solely as a result of the transactions contemplated by this Agreement, but in each case, excluding any amount of consideration payable to Parent Stock Options under Article III of the Amended and Restated Management Shareholders Agreement, (iii) the employer portion of any payroll, social security, unemployment or similar Tax imposed on the amounts payable pursuant to clause (ii) above, and (iv) the Class A Redemption Amount, (v) any dividends paid by TWG Re after the date hereof pursuant to Section 5.01(b)(ii)(B) and (vi) any dividends paid by Parent after the date hereof pursuant to Section 5.01(b)(ii)(D).The Company acknowledges and agrees that, for purposes of Section 2.06(c), up to $13,000,000 in respect of any unpaid obligations of Parent and/or any of its Subsidiaries, and any amount paid by Parent and/or any of its Subsidiaries after the date hereof and at, prior to or following the Effective Time, in each case, pursuant to the Management Services Agreement, dated as of August 1, 2014, by and among The Warranty Group, Inc., Wolverine Acquisitions, Inc., Wolverine InteCo, Inc. and Parent, shall not be considered a “Parent Transaction Expense,” but any such amount in excess of $13,000,000 shall be considered a “Parent Transaction Expense.”

“Parent Warranty Subsidiaries” are those entities listed in Section 8.13(c) of the Parent Disclosure Letter.

“Parent Warranty Subsidiaries Financial Statements” has the meaning set forth in Section 3.05(a)(iii).

“Payoff Amount” has the meaning set forth in Section 5.21.

“Payoff Letter” has the meaning set forth in Section 5.21.

“Permits” has the meaning set forth in Section 3.15(a).

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on the Most Recent Financials, (b) statutory Encumbrances of carriers, warehousemen, mechanics, materialmen and other similar Encumbrances arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar Encumbrances of record affecting real property, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to Parent or any of its Subsidiaries, (e) non-exclusive licenses to Intellectual Property granted in the ordinary course of business and (f) existing trust arrangements, which Encumbrances and other encumbrances described in clauses (b) through (f) do not materially detract from the current value or materially interfere with the current use by (i) the Company and its Subsidiaries or (ii) Parent and its Subsidiaries, in each case of the assets, properties or rights affected thereby of such applicable Persons.

“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Predecessor Parent Entity” means The Warranty Group, Inc.

“Prior TWG Reorganization” means the acquisition of the Predecessor Parent Entity by Parent and its Subsidiaries pursuant to the Agreement and Plan of Merger dated March 20, 2014, by and among Wolverine Acquisitions, Inc., Wolverine Merger Sub, Inc., Predecessor Parent Entity and Onex Partners Manager LP.

“Privacy Policies” has the meaning set forth in Section 3.27(a).

“Privileged Deal Communications” has the meaning set forth in Section 8.11(b).

“Producer” or “Producers” has the meaning set forth in Section 3.34(a).

“Producer Contract” has the meaning set forth in Section 3.34(b).

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Registration Statement.

“R&W Insurance Policy” has the meaning set forth in Section 5.18.

“Receiving Party” has the meaning set forth in Section 5.25.

“Reclassification” has the meaning set forth in Section 2.06(a).

“Redemption Consideration Note” has the meaning set forth in Section 2.06(b).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” means Parent’s registration statement on Form S-4 to be filed with the SEC in connection with the issuance of Parent Ordinary Shares in the Merger.

“Reorganization” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, any member, manager, partner, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Approvals” means the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required from, any Governmental Authority set forth in Schedule 6.01(e).

“Required Information” has the meaning set forth in Section 5.15(b).

“Restraints” has the meaning set forth in Section 6.01(a).

“SAP” shall have the meaning set forth in Section 3.06(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Segregated Fiduciary Accounts” has the meaning set forth in Section 3.36.

“Service Contract” means any Contract pursuant to which Parent or any of its Subsidiaries provides “extended warranties.”

“Shareholder Rights Agreement” has the meaning set forth in the Recitals.

“Significant Producer” has the meaning set forth in Section 3.34(a).

“Skadden” has the meaning set forth in Section 8.11(a).

“Social Media Accounts” means any social media accounts (e.g., Facebook, Twitter, LinkedIn) that are controlled or purported to be controlled or registered by or on or behalf of the Company or Parent, as applicable, and its Subsidiaries.

“Stockholders” and “Shareholders” means with respect to any Person, holders of the Capital Stock of such Person.

“Stock Split” has the meaning set forth in Section 2.06(a).

“Stock Split Reference Ratio” means the quotient obtained by dividing (a) the Parent Reference Share Number by (b) the number of Parent Ordinary Shares issued and outstanding immediately following the Class B Redemption and the Reclassification and immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person; provided, that, for the purposes of this Agreement, TWG Re shall not be a Subsidiary of Parent.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tax” or “Taxes” means: (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty, or addition thereto, or (b) any liability for the payment of or in respect of any amounts of the type described in clause (a) of this definition as a result of being a member of a consolidated or other similar group for Tax purposes for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s Taxes as a transferee or successor, by Contract or otherwise other than any Contract entered into in the ordinary course of business not primarily related to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 5.01(a).

“TPG Shareholders” means TPG VI Wolverine, LP and TPG VI Wolverine Co-Invest, LP.

“Trade Laws” means all applicable Law related to the sale, marketing, promotion or export of goods and services promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, by the United States Department of Commerce, or by the U.S. Customs and Border Protection.

“Trading Day” means any day on which the NYSE is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. New York City time.

“TWG Re” has the meaning set forth in the Preamble.

“TWG Re Class A Shares” means the voting shares of TWG Re of a par value of US$1.00 and designated as a “Class A Common Share.”

“TWG Re Class B Shares” means the non-voting shares of TWG Re of a par value of US$1.00 and designated as a “Class B Common Share.”

“TWG Re Ordinary Shares” has the meaning set forth in Section 3.04(c).

“TWG Parties” has the meaning set forth in the Preamble.

“TWG Re Shareholder Approval” has the meaning set forth in the Recitals.

“TWG Shareholders” has the meaning set forth in Section 8.11(a).

“Upside Trigger Price” means $114.5714.

“VWAP” means, for any Trading Day or series of Trading Days, the volume-weighted average price per Company Common Share on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

“Walk-Away Date” has the meaning set forth in Section 7.01(b)(i).

“Warranty Regulator” means any Governmental Authority regulating service plans and warranty products under any applicable Laws.

“West Jackson Landlord” has the meaning set forth in Section 3.23(d).

“West Jackson Lease Amendment” has the meaning set forth in Section 3.23(d).

“West Jackson Leased Property” has the meaning set forth in Section 3.23(d).

“West Jackson Tenant” has the meaning set forth in Section 3.23(d).

Section 8.14. Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Schedule or Exhibit means a Section or Article of, or Schedule or Exhibit to, this Agreement, (b) the word “including” shall be construed as “including without limitation”, (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (e) words expressed in the masculine shall include the feminine and neuter genders and vice versa, (f) the word “will” shall have the same meaning as the word “shall”, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”, (h) references to “day” or “days” in the lower case means calendar days, (i) references to the “date hereof” are to the date of this Agreement, (j) the words “hereby”, “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provisions of this Agreement, (k) references to dollars or “$” are to United States dollars, (l) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (m) documents and other information “made available” to the Company means any document or other information that was (1) provided by Parent or Merger Sub or their respective Representatives to the Company or its Representatives prior to the execution and delivery of this Agreement (limited, in the case of any such document provided on or after October 16, 2017, to documents or information provided by electronic mail to the Company’s outside legal counsel) or (2) included in the virtual data room of Parent on or prior to October 15, 2017, (n) references to the “ordinary course of business” means the ordinary course of business consistent with past practice, (o) the words “party” or “parties” shall refer to parties to this Agreement, (p) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, and (q) all time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.15. Disclosure Letters. Each of the Company Disclosure Letter and the Parent Disclosure Letter (the “Disclosure Letters”) shall be arranged in sections corresponding to the Sections of this Agreement for the convenience of the parties, and the disclosure of an item in one section of a Disclosure Letter as an exception to a particular representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception with respect to all representations, warranties and covenants made by such party in this Agreement to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on the face of such disclosure. The Disclosure Letters are not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company, Parent or Merger Sub, as applicable. The mere inclusion of an item in either Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by any party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, or is within or outside of the ordinary course of business, and no Person may use the fact of the inclusion of any item in a Disclosure Letter in any dispute or controversy involving such Person as to whether any obligation, item or matter not included in the Disclosure Letter is or is not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or is within or outside of the ordinary course of business.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Assurant, Inc.
By:	/s/ Alan Colberg
Name: Alan Colberg
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

TWG Holdings Limited
By:	/s/ Nelson J. Chai
Name: Nelson J. Chai
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

TWG Re, Ltd.
By:	/s/ Nelson J. Chai
Name: Nelson J. Chai
Title: Director

[Signature Page to Merger Agreement]

Arbor Merger Sub, Inc.
By:	/s/ Nelson J. Chai
Name: Nelson J. Chai
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]